UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
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Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Live Oak Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
NOTICE is hereby given that the Annual Meeting (the “Annual Meeting”) of Shareholders of Live Oak Bancshares, Inc. (the “Company”) will be held as follows:

Place:	Live Oak Bancshares, Inc. Corporate Office 1741 Tiburon Drive Wilmington, North Carolina 28403
Date:	May 16, 2023
Time:	9:00 a.m.
The purposes of the meeting are:
1.Election of Directors.  To elect eleven members of the Board of Directors for terms of one year;
2.Approval of Amendment of 2015 Omnibus Stock Incentive Plan.  To approve an amendment to the Company’s Amended and Restated 2015 Omnibus Stock Incentive Plan to increase the number of shares of voting common stock issuable under such plan;
3.Say-on-Pay Vote. To vote on a non-binding, advisory proposal to approve compensation paid to our named executive officers (commonly referred to as a “say-on-pay” vote);
4.Ratification of Independent Auditors. To vote on a proposal to ratify FORVIS, LLP as the Company’s independent auditors for 2023; and
5.Other Business. To transact any other business properly presented for action at the Annual Meeting.
YOU ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.  HOWEVER, IF YOU ARE THE RECORD HOLDER OF YOUR SHARES OF OUR VOTING COMMON STOCK, WE ASK THAT YOU APPOINT THE PROXIES NAMED IN THE ENCLOSED PROXY STATEMENT TO VOTE YOUR SHARES FOR YOU BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD OR FOLLOWING THE INSTRUCTIONS IN THE PROXY STATEMENT TO APPOINT THE PROXIES BY INTERNET, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOUR SHARES ARE HELD IN “STREET NAME” BY A BROKER OR OTHER NOMINEE, ONLY THE RECORD HOLDER OF YOUR SHARES MAY VOTE THEM FOR YOU, SO YOU SHOULD FOLLOW YOUR BROKER’S OR NOMINEE’S DIRECTIONS AND GIVE IT INSTRUCTIONS AS TO HOW IT SHOULD VOTE YOUR SHARES. DOING THAT WILL HELP US ENSURE THAT YOUR SHARES ARE REPRESENTED AND THAT A QUORUM IS PRESENT AT THE ANNUAL MEETING.  THE GIVING OF AN APPOINTMENT OF PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE IT OR TO ATTEND THE MEETING AND VOTE IN PERSON.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 16, 2023. We first mailed the Notice of Internet Availability of Proxy Materials to our shareholders on or about March 31, 2023. The Notice of Annual Meeting, Proxy Statement and Annual Report are available in the Investor Relations section of our website, www.liveoakbank.com and at www.proxyvote.com.

By Order of the Board of Directors

/s/ James S. Mahan III
James S. Mahan III
Chairman and CEO
March 31, 2023

LIVE OAK BANCSHARES, INC.
Proxy Statement for the
2023 Annual Meeting of Shareholders

LIVE OAK BANCSHARES, INC.
PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 16, 2023
GENERAL INFORMATION
This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Live Oak Bancshares, Inc. (the “Company”) of appointments of proxy for use at the annual meeting of the Company’s shareholders (the “Annual Meeting”) to be held on May 16, 2023, at 9:00 a.m., at the Company’s corporate offices located at 1741 Tiburon Drive, Wilmington, North Carolina 28403, and at any adjournments thereof.  The Company’s proxy solicitation materials are being made available to our shareholders on or about March 31, 2023.  In this Proxy Statement, the Company’s subsidiary bank, Live Oak Banking Company, is referred to as the “Bank.”  The mailing address of the Company’s principal executive offices is 1741 Tiburon Drive, Wilmington, North Carolina 28403.
Internet Availability of Proxy Materials
We are providing proxy materials to our shareholders primarily via the internet instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce the environmental impact of the Annual Meeting. On or about March 31, 2023, we mailed a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) to our shareholders. The Internet Notice contains instructions about how to access our proxy materials and vote. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Internet Notice.
Proposals to be Voted on at the Annual Meeting
At the Annual Meeting, record holders of our voting common stock will consider and vote on the following matters:
•election of eleven members of the Board of Directors for terms of one year;
•proposal to approve an amendment of the Company’s 2015 Amended and Restated Omnibus Stock Incentive Plan (the “2015 Omnibus Stock Incentive Plan”) to increase the number of shares of voting common stock issuable under such plan;
•a non-binding, advisory proposal to approve compensation paid to our named executive officers (commonly referred to as a “say-on-pay” vote);
•ratification of the appointment of FORVIS, LLP as the Company’s independent auditors for 2023; and
•transaction of any other business properly presented for action at the Annual Meeting.
The Board of Directors recommends that you vote “FOR” the election of each of the eleven nominees for director named in this Proxy Statement and “FOR” Proposals 2, 3 and 4.

How You Can Vote at the Annual Meeting
Record Holders. If your shares of our voting common stock are held of record in your name, you can vote at the Annual Meeting in one of the following ways:
•you can attend the Annual Meeting and vote in person;
•you can sign and return a proxy card and appoint the “Proxies” named below to vote your shares for you at the Annual Meeting, or you can validly appoint another person to vote your shares for you; or
•you can appoint the Proxies to vote your shares for you by going to the internet website www.proxyvote.com. When you are prompted for your “control number,” enter the number printed on the Internet Notice and then follow the instructions provided.
You may appoint the Proxies by internet only until 11:59 p.m. Eastern Time on May 15, 2023, which is the day before the Annual Meeting. If you appoint the Proxies by internet, you need not sign and return a proxy card. You will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described below and in the proxy card.
Shares Held in “Street Name.” Only the record holders of shares of our voting common stock or their appointed proxies may vote those shares. As a result, if your shares of our voting common stock are held for you in “street name” by a broker or other nominee, then only your broker or nominee (i.e. the record holder) may vote them for you, or appoint the Proxies to vote them for you, unless you make arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by completing and returning to it a voting instruction sheet you received from your broker (or by following any directions you received for giving voting instructions electronically). Brokers and other nominees who hold shares in street name for their clients typically have the discretionary authority to vote those shares on “routine” matters when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters (including the election of directors) unless their clients give them voting instructions. To ensure that shares you hold in street name are represented at the Annual Meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.
Solicitation and Voting of Proxy Cards
If you are the record holder of your shares of our voting common stock, a proxy card will be sent to you that provides for you to name William C. Losch III, our Chief Financial Officer, and Gregory W. Seward, our General Counsel, or any substitutes appointed by them, individually and as a group, to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date your proxy card and return it in the envelope provided or follow the instructions above for appointing the Proxies by internet, so that your shares will be represented at the meeting.
If you sign a proxy card and return it so that we receive it before the Annual Meeting, or you appoint the Proxies by internet, the shares of our voting common stock that you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card or appoint the Proxies by internet, but you do not give any voting instructions, then the Proxies will vote your shares “FOR” the election of each of the eleven nominees for director named in Proposal 1 below and “FOR” Proposals 2, 3 and 4. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, your proxy card or internet appointment will give the Proxies discretion to vote your shares for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting other than the election of directors and Proposals 2, 3 and 4 described in this Proxy Statement. If any other matter is properly presented for action by our shareholders, your proxy card or internet appointment will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting.
If you are a record holder of your shares and you do not return a proxy card or appoint the Proxies by internet, the Proxies will not have authority to vote for you and your shares will not be represented or voted at the Annual Meeting unless you attend the meeting in person or validly appoint another person to vote your shares for you.
Revocation of Proxy Cards; How You Can Change Your Vote
Record Holders. If you are the record holder of your shares and you sign and return a proxy card or appoint the Proxies by internet and later wish to change the voting instructions or revoke the authority you gave the Proxies, you can do so before the Annual Meeting by taking the appropriate action described below.
To change the voting instruction you gave the Proxies:
•you can sign a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it to us so that we receive it before the voting takes place at the Annual Meeting; or
•if you appointed the Proxies by internet, you can go to the same internet website you used to appoint the Proxies (www.proxyvote.com) before 11:59 p.m. Eastern Time on May 15, 2023 (the day before the Annual Meeting), enter your control number (printed on the Internet Notice), and then change your voting instructions.
The Proxies will follow the last voting instructions they receive from you before the Annual Meeting.
To revoke your proxy card or your appointment of the Proxies by internet:
•you can give our Corporate Secretary a written notice, before the voting takes place at the Annual Meeting, that you want to revoke your proxy card or internet appointment; or
•you can attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card or internet appointment and vote your shares in person. Simply attending the Annual Meeting alone, without notifying our Corporate Secretary, will not revoke your proxy card or internet appointment.
Shares Held in “Street Name.” If your shares are held in “street name” and you want to change the voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.
Expenses of Solicitation
The Company will pay the cost of preparing and assembling this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mails and the internet, appointments of proxy may be solicited in person or by telephone by officers, directors, and employees of the Company or its subsidiaries without additional compensation.  The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s voting common stock.
Record Date
The close of business on March 10, 2023, has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.  Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities
The voting securities of the Company are the shares of its voting common stock, of which 100,000,000 shares are authorized and 44,240,800 shares were issued and outstanding on March 10, 2023. There were 224 holders of record of the Company’s voting common stock as of such date.
The Company has 1,000,000 shares of authorized preferred stock, of which no shares were issued or outstanding on March 10, 2023.
Voting Procedures; Quorum; Votes Required for Approval
At the Annual Meeting, each shareholder will be entitled to one vote for each share of voting common stock held of record on the Record Date on each matter submitted for voting.
A majority of the shares of the Company’s voting common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.
Assuming a quorum is present; in the case of Proposal 1 below, the eleven nominees receiving the greatest number of votes shall be elected.  In the case of Proposals 2, 3 and 4 below, for each proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal.

“Withhold” Votes, Abstentions and Broker Non-Votes
“Withhold” votes, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker non-vote occurs when a nominee holding shares in street name for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner.
Under New York Stock Exchange (“NYSE”) rules, Proposal 4, the ratification of the appointment of FORVIS, LLP to serve as the Company’s independent auditors for 2023, is considered a “routine” matter, which means that brokerage firms may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. However, Proposal 1, the election of directors, Proposal 2, the approval of an amendment of the 2015 Omnibus Stock Incentive Plan and Proposal 3, the advisory vote on named executive officer compensation, are all “non-routine” matters under NYSE rules, which means that brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.
With respect to Proposal 1, the election of directors, only “for” and “withhold” votes may be cast. Broker non-votes are not considered votes cast for the foregoing purpose and will therefore have no effect on the election of director nominees. “Withhold” votes will also generally have no effect on the election of director nominees.
With respect to Proposal 2, the approval of an amendment of the 2015 Omnibus Stock Incentive Plan, Proposal 3, the advisory vote on named executive officer (“NEO”) compensation, and Proposal 4, the ratification of the appointment of FORVIS, LLP to serve as the Company’s independent auditors for 2023, you may vote “for” or “against” these proposals, or you may “abstain” from voting on these proposals. Abstentions are not deemed to constitute “votes cast” and, therefore, do not count either for or against approval of Proposals 2, 3, and 4. Similarly, broker non-votes do not count as “votes cast” and, therefore, do not count either for or against approval of Proposals 2 and 3. As discussed above, because Proposal 4, the ratification of the appointment of FORVIS, LLP to serve as the Company’s independent auditors for 2023, is considered a “routine” matter, we do not expect any broker non-votes with respect to this proposal.

Beneficial Ownership of Our Common Stock
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 31, 2023 for:
•each of our named executive officers;
•each of our directors;
•all of our executive officers and directors as a group; and
•each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of voting common stock.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within sixty days of January 31, 2023, pursuant to the exercise of options, warrants or other rights, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The table below calculates the percentage of beneficial ownership of our common stock based on 44,066,517 shares of voting common stock outstanding as of January 31, 2023. Unless otherwise indicated, the address for each listed shareholder is c/o Live Oak Bancshares, Inc., 1741 Tiburon Drive, Wilmington, North Carolina 28403.

	Shares Beneficially Owned
Name	Number of Shares (1)	%

Directors and Named Executive Officers:
James S. Mahan III (2)	6,771,682	15.4
William C. Losch III (3)	35,205	*
Renato Derraik	16,243	*
Gregory W. Seward (4)	98,612	*
Steven J. Smits (5)	179,469	*
Tonya W. Bradford	2,795	*
William H. Cameron (6)	198,916	*
Casey S. Crawford	—	*
Diane B. Glossman	64,981	*
Glen F. Hoffsis	126,571	*
David G. Lucht (7)	15,689	*
Miltom E. Petty	129,891	*
Neil L. Underwood (8)	1,538,132	3.5
Yousef A. Valine	1,500	*
William L. Williams III (9)	1,343,286	3.0
All directors and executive officers as a group (19 persons) (10)	11,012,892	24.9

Greater than 5% Shareholders:

T. Rowe Price Investment Management, Inc. (11) 101 E. Pratt Street Baltimore, Maryland 21201	6,232,708	14.1

The Vanguard Group (12) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,449,962	5.6

BlackRock, Inc. (13) 55 East 52nd Street New York, NY 10055	2,325,349	5.3

Ameriprise Financial, Inc. (14) 145 Ameriprise Financial Center Minneapolis, Minnesota 55474	2,216,885	5.0

*Represents beneficial ownership of less than one percent.
(1)Included in the beneficial ownership tabulations are options to purchase the following number of shares of voting common stock: Mr. Cameron – 30,000 shares; Dr. Hoffsis – 15,000 shares; Mr. Petty – 30,000 shares; Mr. Seward – 16,500 shares; Mr. Smits – 12,503 shares; and all directors and executive officers as a group – 121,003 shares.  These options are capable of being exercised within sixty days of January 31, 2023 and therefore are deemed to be owned by the holder under the beneficial ownership rules of the SEC.
(2)Includes 3,147,844 shares held by the James S. Mahan III Revocable Trust, which shares are pledged as security for personal loans, and 127,167 shares held by the 2021 Peggy Mahan Family Trust; also includes shared voting rights on 3,032,547 shares held by the Marguerite D. Mahan Revocable Trust, which shares are pledged as security for personal loans, on 127,167 shares held by the 2021 Chip Mahan Family and Charitable Trust, on 124,807 shares held by Salt Water Fund, a nonprofit corporation for which Mr. Mahan serves as a director and officer, and on 212,150 shares held by Peapod II, LLC. The 6,180,391 shares serve as collateral in connection with a personal line of credit. At January 31, 2023, there was $25,894,657 outstanding under this line of credit and the maximum amount that Mr. Mahan may draw was $42,000,000.
(3)Mr. Losch assumed the role of Chief Banking Officer of the Company and the Bank effective July 1, 2022.
(4)Includes 60,086 shares pledged as collateral in connection with a personal line of credit, with $375,000 outstanding under this line of credit as of January 31, 2023. Mr. Seward assumed the role of Chief Risk Officer of the Company and the Bank effective July 1, 2022.
(5)Includes 100,000 shares pledged as collateral in connection with a personal line of credit, with $199,384 outstanding under this line of credit as of January 31, 2023.
(6)Includes 470 shares held by the GST-Exempt Trust for William H. Cameron and 168,446 shares held by the William H. Cameron Revocable Trust; excludes 60,950 shares held by the Mary Jo Cameron Revocable Trust for which Mr. Cameron disclaims beneficial ownership.
(7)Mr. Lucht jointly owns these shares with his spouse, with whom he shares voting and investment power over the shares.
(8)Includes 1,367,491 shares held by the Neil L. Underwood Revocable Trust; also includes shared voting rights on 50,000 shares held by the Linda D. Underwood Revocable Trust, and 120,641 shares held by the Neil L. Underwood Spousal Lifetime Access Trust.
(9)Includes 824,200 shares held by the William L. Williams III Revocable Trust; also includes shared voting rights on 14,110 shares held by SPoint-ILM, LLC, and on 450,000 shares held by the Elizabeth L. Williams Revocable Trust, of which 433,000 shares are pledged as collateral in connection with a personal line of credit, with $5,854,161 outstanding under this line of credit as of January 31, 2023.
(10)Includes the beneficial ownership of four additional executive officers not listed in the table.
(11)A Schedule 13G/A filed on February 14, 2023, by T. Rowe Price Investment Management, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. reported aggregate beneficial ownership of 6,232,708 shares of voting common stock as of December 31, 2022, with (i) T. Rowe Price Investment Management, Inc. having sole voting power over 3,107,642 shares and sole dispositive power over 6,232,708 shares and (ii) T. Rowe Price Small-Cap Value Fund, Inc. having sole voting power over 2,486,936 shares.
(12)A Schedule 13G/A filed on February 9, 2023, by The Vanguard Group reported beneficial ownership of 2,449,962 shares of voting common stock as of December 31, 2022, with shared voting power over 47,645 shares, sole dispositive power over 2,370,692 shares, and shared dispositive power over 79,270 shares.
(13)A Schedule 13G/A filed on February 16, 2023, by BlackRock, Inc. reported beneficial ownership of 2,325,349 shares of voting common stock as of December 31, 2022, with sole voting power over 2,278,626 shares, and sole dispositive power over 2,325,349 shares.

(14)A Schedule 13G filed on February 14, 2023, by Ameriprise Financial, Inc. reported beneficial ownership of 2,216,885 shares of voting common stock as of December 31, 2022, with shared voting power over 1,978,221 shares, and shared dispositive power over 2,216,885 shares.
Except as indicated in footnotes to the table above, we believe that the shareholders named in the table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such shareholders. Unless otherwise indicated, the address for each director and NEO listed is: c/o Live Oak Bancshares, Inc., 1741 Tiburon Drive, Wilmington, North Carolina 28403.
Anti-Hedging Policy and Pledges of Shares of Common Stock
The Company’s Insider Trading Policy prohibits all employees and directors from entering into hedging transactions with respect to any Company securities including our common stock, including any transactions in puts, calls or other derivative securities (other than receipt or exercise of an employee stock option granted by the Company).

With respect to the pledging of shares, we recognize that a significant portion of the wealth of some of our executive officers and directors resides in their ownership of shares of the Company’s voting common stock, and that each individual’s financial situation is unique. Accordingly, the Company’s Insider Trading Policy does not prohibit the pledging of shares of the Company’s voting common stock. However, the Insider Trading Policy requires directors and executive officers to report details of any pledged securities to the Company’s Audit & Risk Committee on a quarterly basis. Lenders extending credit secured by shares of our common stock that are owned by directors or officers require a minimum collateral value equal to at least twice the amount of credit extended at any given time, and in some cases the lender imposes more stringent collateral requirements. The Audit & Risk Committee is mindful of the need to avoid actions that pose undue risk or appear to pose undue risk to the Company.

PROPOSAL 1:  ELECTION OF DIRECTORS
The Board of Directors has set the number of directors of the Company at eleven and recommends that shareholders vote for the nominees listed below, each for a term of one year.

Name and Age	Position(s) Held	Director Since (1)	Principal Occupation and Business Experience During the Past Five Years

Tonya W. Bradford (58)	Director	2020	Associate Professor of Marketing at the University of California, Irvine.

William H. Cameron (69)	Director	2013	President, Cameron Management, Inc., an investment management company focusing on real estate development, brokerage, and property management.

Casey S. Crawford (45)	Director	2022 (2)	Chief Executive Officer of Movement Mortgage; founder and chairman of Movement Schools; and founder of Movement Foundation.

Diane B. Glossman (67)	Director	2014	Retired investment analyst with over 30 years of experience as an analyst and almost 25 years of governance experience on corporate boards of directors; currently serves on the boards of directors of Barclays US LLC, Barclays Bank Delaware, and Vahanna Tech Edge Acquisition I Corp. Previously, Ms. Glossman served on the board of directors of Bucks County SPCA, WMI Holdings Corp., and FinServ Acquisition Corp.

Glen F. Hoffsis (82)	Director	2008	Veterinary Consultant; Special Assistant to the President, Lincoln Memorial University, July 2016 to July 2021; currently serves on the Board of Trustees of Ross University Medical Group.

David G. Lucht (65)	Director	2008 (3)	Retired Executive Vice President of Credit of the Bank.

James S. Mahan III (71)	Chairman and CEO	2008	Chairman and Chief Executive Officer of the Company and the Bank.

Miltom E. Petty (71)	Director	2010	Executive Vice President of Carolina Hosiery Mills, Inc., a privately held manufacturing and real estate development company, and previously served as the Chief Financial Officer for 45 years.

Neil L. Underwood (53)	Director and President	2008	President of the Company.

Yousef A Valine (63)	Director	2022 (4)	Financial services executive with 37 years of experience across a broad range of areas, including credit, operations, regulatory relations, governance, information technology, treasury services, mergers and acquisitions, and risk management.

William L. Williams III (71)	Vice Chairman and EVP	2008	Executive Vice President and Vice Chairman of the Company and the Bank.

(1)The year first elected indicates the year in which each individual was first elected a director of the Company or the Bank and does not reflect any break(s) in tenure.
(2)Mr. Crawford was appointed as a member of our Board of Directors effective July 20, 2022.
(3)Mr. Lucht was previously a member of our Board of Directors from 2008 until 2017 and was re-appointed effective February 23, 2021.
(4)Mr. Valine was appointed as a member of our Board of Directors effective September 15, 2022.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR OF THE COMPANY FOR A TERM OF ONE YEAR.
Qualifications of Directors

Tonya W. Bradford.  Dr. Bradford was appointed as a member of our Board of Directors in September 2020 and serves on the Audit and Risk and Compensation Committees. Dr. Bradford is an associate professor of marketing at the University of California, Irvine where she conducts research regarding rituals, communities and identity across phenomenon including gifting (e.g., registry, organ, charitable), relationships with money, communities (e.g., tailgating and support), acculturation, and brand loyalty. Dr. Bradford graduated with a Bachelor of Arts degree in Anthropology from Northwestern University, a Masters in Business Administration from the Kellogg School of Management, Northwestern University, and a doctoral degree in Marketing from Northwestern University. Her research is published in premier journals, including the Journal of Consumer Research, the Journal of Marketing, the Journal of the Academy of Marketing Science, the Journal of Retailing, the Journal of Business Research, the Journal of Interactive Marketing, and Research in Consumer Behavior. Dr. Bradford serves as associate editor for Journal of Retailing and Journal of Public Policy & Marketing, as well as serving on the editorial review board for the Journal of the Academy of Marketing Science, Journal of Consumer Research, and the Journal of Marketing. Dr. Bradford currently serves on the board of directors of Tealium Inc. Prior to joining the University of California, Dr. Bradford worked domestically and abroad in financial services including Charles Schwab & Company, Gemini Consulting (now Ernst & Young), and S1 Corporation. We believe Dr. Bradford’s depth of executive and academic experience, including marketing expertise, qualify her to serve on our Board of Directors.

William H. Cameron.  Mr. Cameron has served on our Board of Directors since November 2013 and chairs the Compensation Committee and serves on the Nominating and Corporate Governance and the Audit and Risk Committees. Mr. Cameron has extensive prior experience as a director of a financial institution, having served as a founding director of Port City Capital Bank and as a director of Crescent Financial Corporation and Crescent State Bank following its acquisition of Port City Capital Bank in 2006. Mr. Cameron has extensive executive experience in corporate and real estate finance, real estate development, and private equity. He has been President of Cameron Management, Inc. since 2000 and has held leadership positions in a number of businesses over the last 30 years. Mr. Cameron served as Chief Operating Officer of Atlantic Telecasting Corporation, the NBC television affiliate in Wilmington, North Carolina. Mr. Cameron holds a B.S. in Business Administration and a Juris Doctor degree from the University of North Carolina at Chapel Hill.  He has successfully completed the North Carolina Bank Directors’ College and has participated in numerous Advanced Bank Directors’ College programs. As an active business, civic and charitable leader, Mr. Cameron serves on the board of the Dan Cameron Family Foundation, Inc. and as chair of the New Hanover Community Endowment. He is president of Cameron Management, Inc. and president of the Dan Cameron Family Foundation, Inc., which has made significant contributions to the economic and cultural development of the Wilmington area. We believe Mr. Cameron’s prior experience as a director of two FDIC insured financial institutions over a period of 15 years brings to our board critical skills related to financial oversight of complex organizations, strategic planning and corporate governance and qualifies him to serve as one of our directors.

Casey S. Crawford. Mr. Crawford was appointed as a member of our Board of Directors in July 2022. Mr. Crawford is the co-founder and Chief Executive Officer of Movement Mortgage, a top 10 national retail mortgage lender. Mr. Crawford is also the chairman of Movement Bank, founder and chairman of Movement Schools, a network of tuition-free public charter schools, and also founder of the nonprofit, Movement Foundation, that invests in schools, communities and nonprofits around the world. Mr. Crawford graduated from the University of Virgina with All-ACC honors in football and academics. Mr. Crawford has been recognized as a John Maxwell Transformational Leadership Award recipient, Ernst & Young Entrepreneur of the Year finalist, HousingWire Vanguard award recipient, and a Charlotte Business Journal Most Admired CEO. He has been featured by national media outlets, including CNBC, Bloomberg, the Wall Street Journal, Fox News, Fox Business, Inc. Magazine and HousingWire. A Super Bowl champion, Mr. Crawford played tight end for the NFL’s Carolina Panthers and Tampa Bay Buccaneers from 2000 to 2003. We believe Mr. Crawford’s depth of executive experience, including lending and banking expertise, qualify him to serve on our Board of Directors.

Diane B. Glossman.  Ms. Glossman has served as a member of our Board of Directors since August 2014. She chairs the Nominating and Corporate Governance Committee and serves on the Compensation and Audit and Risk Committees. Ms. Glossman is a retired investment analyst with over 25 years of experience as an analyst and 25 years of governance experience on boards. Ms. Glossman currently serves on the boards of directors of Barclays US LLC, Barclays Bank Delaware, and Vahanna Tech Edge Acquisition I Corp. Previously, Ms. Glossman served on the board of directors of WMI Holdings Corp. from 2012 through July 2018, FinServ Acquisition Corp. from November 2019 to June 2021, as well as the boards of directors of the Bucks County SPCA, Ambac Assurance Company, QBE North America and A.M. Todd Company. Ms. Glossman also served as an independent trustee on State Street Global Advisors mutual fund board. Ms. Glossman was a six-time member of Institutional Investor’s All-America Research Team and a member of the top ranked Global Bank Research team, along with winning the 2003 Wall Street Journal survey in the broker/dealer category and was ranked for several years in the Reuters large cap and mid cap bank surveys by both fund managers and companies. Further, she was a frequent commentator on industry and company events for such entities as The Nightly Business Report, the Wall Street Journal, Financial Times, the New York Times, the Economist, CNN, CNBC, and various trade publications. Ms. Glossman earned a B.S. in economics from the Wharton School at the University of Pennsylvania with a double major in finance and health care administration, having also attended the University of California at Davis. Ms. Glossman was awarded her Chartered Financial Analyst designation (CFA). We believe that Ms. Glossman’s depth of experience and financial expertise qualify her to serve as one of our directors.

Glen F. Hoffsis. Dr. Hoffsis has served as a member of our Board of Directors since 2008. He serves on the Nominating and Corporate Governance Committee and the Compensation Committee. He is a veterinarian who has devoted most of his career to veterinary colleges as a clinician, teacher, researcher and administrator. Retiring in July 2013 as dean of the College of Veterinary Medicine at the University of Florida, Dr. Hoffsis was appointed dean of the newly established Lincoln Memorial University College of Veterinary Medicine effective July 2014.  He relinquished the deanship in July 2016 to become Special Assistant to the President of LMU, which he served as until July 2021.  Prior to that he served as Director of Veterinary Services at Procter and Gamble for two years. He was Dean of the College of Veterinary Medicine at the Ohio State University for 11 years. He has held many professional positions and served on the board of directors of Banfield Pet Hospitals of Portland, Oregon, from 2010 to 2015. In February 2017, Dr. Hoffsis was appointed to the Board of Trustees of Ross University Medical Group. He is a diplomate of the American College of Veterinary Internal Medicine. Dr. Hoffsis is well known and respected within the veterinary profession. We believe that his wide range of knowledge and perspective relative to the business of veterinary medicine brings important skills and qualifies him to serve on the Board of Directors.

David G. Lucht.  Mr. Lucht was most recently appointed as a member of our Board of Directors in February 2021. He is a founding member of the executive management team and previously served on the Board of Directors from 2008 to 2017.  He served in several roles at Live Oak Bank including as President, Chief Risk Officer, Chief Lending Officer and Chief Credit Officer.  After retiring from the Board in November 2017, Mr. Lucht continued to serve in several roles with the Bank most recently as Executive Vice President of Credit until his retirement from employment in December 2020.  Before joining the Bank’s predecessor in May of 2007, Mr. Lucht held executive positions with several different banking institutions, including Chief Credit Officer and Executive Vice President for First Merit Bank, Akron, Ohio, where he was responsible for leading a turnaround in credit culture and performance of the $10.5 billion bank. Prior to First Merit, Mr. Lucht served as Senior Credit Officer of National City Bank, Cleveland, Ohio. A native of Ohio, Mr. Lucht began his banking career with National City Bank in 1985 after graduating from Kent State University with his Master’s in Business Administration. He obtained his undergraduate Bachelor of Science degree in Marketing at Miami University in Ohio. Mr. Lucht helped design the Bank’s approach to the identification and management of credit risk.  He has helped to positively shape the corporate culture of the Company since inception, and his leadership and executive management experience, which has contributed to our success to date, qualifies him to serve as a member of our Board of Directors.

James S. Mahan III.  Mr. Mahan is the Company’s founder, Chief Executive Officer and Chairman of the Board of Directors. Prior to starting Live Oak Bank, Mr. Mahan was the Chief Executive Officer and Chairman for S1 Corporation and founder of Security First Network Bank, the world’s first internet bank. Under his leadership, S1 Corporation grew to become a $234 million software and services provider in only six years, averaging more than 200 percent growth year over year. At its peak, S1 had a market capitalization of over $6 billion. During his term as Chief Executive Officer, Mr. Mahan was ranked as one of the 10 Most Influential Personalities in Financial Services by FutureBanker magazine. Prior to founding Security First Network Bank and S1 Corporation, Mr. Mahan launched Cardinal Bancshares, where he served as Chairman and Chief Executive Officer. Mr. Mahan built Cardinal into an institution with approximately $675 million in total assets and took the company public in 1992. Before launching Cardinal, Mr. Mahan spent several years with Citizens Union National Bank & Trust Co., serving as President, Chief Operating Officer and Vice Chairman and becoming Chairman and Chief Executive Officer in 1984. In 1986, Mr. Mahan formed an investment group that purchased Citizens Union and subsequently sold it to BankOne Corp. of Columbus, Ohio. Mr. Mahan began his career in 1973 at Wachovia Bank & Trust Co. in Winston-Salem, NC, after graduating with a Bachelor’s degree in Economics from Washington & Lee University in Lexington, Virginia. As the Company’s founder, Chief Executive Officer and Chairman, Mr. Mahan brings valuable perspective and experience which qualifies him to serve as a member of the Board of Directors.

Miltom E. Petty.  Mr. Petty has served as a member of our Board of Directors since August 2010. He chairs our Audit and Risk Committee. Mr. Petty currently serves as Executive Vice President of Carolina Hosiery Mills, Inc., a privately held manufacturing and real estate development company, and previously served as the Chief Financial Officer for 45 years. Since August 2013, Mr. Petty has served as a director of Trust Company of the South. Mr. Petty graduated with a Bachelor of Science degree in Business Administration from the University of North Carolina at Chapel Hill. He has held an active CPA license from the State of North Carolina for over 40 years. We believe Mr. Petty’s experience serving as the Chief Financial Officer and now the Executive Vice President of Carolina Hosiery Mills, Inc., including his familiarity with accounting standards and ability to serve as our Audit and Risk Committee financial expert, brings important skills and qualifies him to serve on our Board of Directors.

Neil L. Underwood.  Mr. Underwood is a member of our Board of Directors, serves as President of the Company, and as President and Managing Director of Canapi Advisors, LLC, a wholly owned subsidiary of the Company that provides investment advisory services to Canapi Ventures, a series of funds focused on providing venture capital to new and emerging financial technology companies. Mr. Underwood helps to set the technological direction for the Company. Prior to joining the Bank, Mr. Underwood served as General Manager of S1 Corporation, where he was responsible for the S1 Enterprise division. S1, since acquired by ACI Worldwide, Inc., built and deployed financial services systems such as online banking, payments and mobile solutions to over 3,000 financial institutions worldwide. Before S1, Mr. Underwood played a key role in launching the Americas division of Brokat Technologies AG, a global financial services software supplier based in Stuttgart, Germany. Acting as Chief Operating Officer, he was responsible for Retail and Wholesale Banking solutions for the Americas. Mr. Underwood came to Brokat as a principal of Transaction Software, which was acquired by Brokat in May of 1999. While at the Bank, Mr. Underwood co-founded nCino, a cloud-based bank operating system now serving over 200 financial institutions globally.  Through the venture arm of the Company, Mr. Underwood has incubated and helped raise capital for companies focused on digital bank transformation such as Finxact Inc., Payrailz, LLC, DefenseStorm, Inc. and Greenlight Financial Technologies, Inc.  In 2017, Mr. Underwood co-founded Apiture, a joint venture between the Bank and First Data Corporation, serving as a cloud-native omni-channel onboarding and servicing platform. Mr. Underwood currently serves on the board of directors of Live Oak Bank, DefenseStorm, Inc., Apiture, Inc., Greenlight Financial Technologies, Inc., Able AI, Inc., Notarize, Inc., Posh Technologies, Inc and Asset Class Limited. A native of Miami, Florida, Mr. Underwood holds a Bachelor of Science Degree in Industrial Engineering from the Georgia Institute of Technology. Mr. Underwood’s experience in the technology sector, coupled with a talented approach to management and resource utilization, makes him well suited to serve as a member of our Board of Directors.

Yousef A. Valine. Mr. Valine was appointed as a member of our Board of Directors in September 2022. He has 37 years of broad experience in financial services which include 24 years at Wachovia and 13 years at First Horizon Corporation. Mr. Valine’s leadership and expertise spans all aspects of credit, market and operational risk management, regulatory relations, management and board governance, Community Reinvestment and Bank Secrecy Acts, operations, information technology, treasury services, finance and mergers and acquisitions. He has served as Chief Operating Officer, Chief Risk Officer and Merger Executive at First Horizon. Prior to joining First Horizon, Mr. Valine held progressively senior roles at Wachovia, including Chief Operating Officer of the Risk Management Division. We believe Mr. Valine’s depth of executive experience in banking and financial services, including risk management, qualify him to serve on our Board of Directors.

William L. Williams III.  Mr. Williams is the Vice Chairman of our Board of Directors and one of the original founders of the Bank. He currently serves as Executive Vice President of the Company and the Bank. Prior to starting Live Oak Bank, Mr. Williams spent 19 years in corporate banking at Wachovia Bank & Trust Co. and worked for 14 years at Vine Street Financial doing SBA lending. Mr. Williams began his banking career in 1973 at Wachovia, where he worked with Wachovia Services, Inc, then Wachovia Regional Corporate Lending, calling on and lending to mid-market regional companies. In 1987, he relocated to Wilmington, North Carolina, where he managed the Wachovia Corporate Lending group for the three-county area of Southeastern North Carolina. In 1992, he re-joined Mr. Mahan at Cardinal Bancshares as they began Vine Street Financial, a niche SBA lending division of Vine Street Trust Company. Mr. Williams held several positions within this group including President and Senior SBA lender. Through a series of mergers/acquisitions, Vine Street Financial became a division of BB&T, where Mr. Williams served as a senior SBA lender, resigning in May of 2007 to found Live Oak Bank’s predecessor. Mr. Williams graduated in 1973 from the University of North Carolina at Chapel Hill with a BS degree in Business Administration. Mr. Williams’ over 40 years of corporate banking experience, including deep experience in the SBA lending sector and his involvement as a founder and organizer of our Company, make him uniquely qualified to serve as Vice Chairman of our Board of Directors.

CORPORATE GOVERNANCE
Board Leadership Structure
Our Board of Directors (the “Board”) has a chairman whose duties are described in our Bylaws, and it performs its oversight role through various committees. The Board may select any of its members as its Chairman and has no formal policy as to whether our Chief Executive Officer (“CEO”) will serve as Chairman or whether any other director, including a non-employee or independent director, may be elected to serve as Chairman. At present, the positions of Chairman and CEO are both held by James S. Mahan III.  The Board believes that the Company’s CEO is best situated to serve as Chairman because of his familiarity with the Company’s business and because he is the most capable of effectively identifying strategic opportunities and leading the execution of our business strategy. The Board has not appointed a lead independent director at this time.
Board’s Role in Risk Management
Risk is inherent in any business, and, as is the case with other management functions, our senior management has primary responsibility for managing the risks we face. However, as a financial institution, our business involves financial risks that do not exist, or that are more extensive than the risks that exist, in some other types of businesses. We are subject to extensive regulation that requires us to assess and manage those risks, and during their periodic examinations our regulators assess our performance in that regard. As a result, the Board is actively involved in overseeing our risk management programs.
The Board administers its oversight function primarily through committees, which may be established as separate or joint committees of the boards of the Company and/or the Bank. Those committees include our Audit and Risk Committee, Compensation Committee, and Nominating and Corporate Governance Committee.
We believe the Board’s involvement in our risk management results in Board committees that are more active than those of corporations that are not financial institutions or that are not regulated as extensively as financial institutions. We believe this committee activity enhances our Board’s effectiveness and leadership structure by providing opportunities for non-employee directors to become familiar with the Bank’s critical operations and actively involved in the Board’s oversight role with respect to risk management, as well as its other oversight functions.
Management Succession Planning
In addition to overseeing the overall performance of our management, our Board of Directors also oversees management succession planning.  The Company has a formal Management Succession Policy, which would be implemented in the event of an unplanned absence affecting a key management position of the Company or the Bank, including that of our Chief Executive Officer.  The Company’s Management Succession Policy is reviewed and evaluated by the Board of Directors at least annually.
Information Security
We endeavor to manage cybersecurity and information security risk across our enterprise in order to safeguard non-public information and to maintain the integrity of our systems.  The Chief Information Security Officer of the Bank and a standing management information security committee monitor, measure and report key indicators, risk assessments and security measures to the Corporate Risk Committee, with ultimate oversight by, and quarterly reporting to, the Audit and Risk Committee of the Board of Directors. While the Board of Directors and the Audit and Risk Committee have oversight responsibility for the Company’s overall information security risk management function, management, including our Chief Information Security Officer of the Bank, is responsible for day-to-day information security processes and adherence to applicable governmental standards.

Managing cybersecurity and information security risk is a key focus for the Board of Directors and management. The Company engages a third party to audit its information technology function, which includes an assessment of the Company’s cybersecurity efforts. Employees are provided with quarterly information security training. The Company also maintains cybersecurity insurance.
Code of Ethics and Conflict of Interest Policy
The Board of Directors has adopted a Code of Ethics and Conflict of Interest Policy which applies to our directors and executive officers, and, among other things, is intended to promote:
•honest and ethical conduct;
•ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in other public communications we make;
•compliance with laws, rules and regulations;
•prompt internal reporting of violations of the Code of Ethics and Conflict of Interest Policy to the Audit and Risk Committee; and
•accountability for adherence to the Code of Ethics and Conflict of Interest Policy.
A copy of the Code of Ethics and Conflict of Interest Policy is posted in the investor relations section of the Company’s website at www.liveoakbank.com.

Corporate Governance Guidelines

In connection with the transfer of the listing of its voting common stock to the NYSE, the Company will adopt Corporate Governance Guidelines and make such guidelines available on its website.
Director Independence
With the exception of Messrs. Mahan, Underwood, Williams, and Lucht, each member of the Company’s Board of Directors is “independent” as defined by NYSE listing standards and the regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).  In making this determination, the Board considered certain transactions with directors.  All such transactions were conducted at arm’s length upon terms no less favorable than those that would be available from an independent third party.
Director Relationships
With the exception of Ms. Glossman, who currently serves as a director of Vahanna Tech Edge Acquisition I Corp., New York, New York, no other director is a director or nominee of a corporation with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, or any corporation registered as an investment company under the Investment Company Act of 1940.
There are no family relationships among the Company’s directors and executive officers.

Selection of Nominees for the Board of Directors
The Nominating and Corporate Governance Committee of our Board of Directors has the responsibility for recommending which directors should stand for re-election to the Board and the selection of new directors to serve on the Board. The committee has formulated the following qualifications for director candidates:
•having a basic knowledge of the banking industry, the financial regulatory system, and the laws and regulations that govern the operation of the Company;
•a willingness to put the interests of the Company ahead of personal interests;
•exercising independent judgment and actively participating in decision making;
•having an inquiring and independent mind, practical wisdom, and sound judgment;
•a willingness to avoid conflicts of interest;
•having a background, knowledge, and experience in business or another discipline to facilitate oversight of the Bank;
•a willingness and ability to commit the time necessary to prepare for and regularly attend Board and committee meetings; and
•equity ownership in the Company.
The committee also considers diversity of experience in selecting candidates for director.
The Company’s Bylaws permit any shareholder of record to nominate candidates for director. Shareholders wishing to nominate a candidate for director must deliver a written nomination to our Corporate Secretary not less than 120 days prior to the meeting of shareholders at which time nominees will be considered for election to the Board of Directors. The shareholder making such nomination must also submit a detailed resume of the nominee, stating the reasons why such person would be qualified to serve on the Board of Directors and the written consent of the nominee that if elected, such nominee would serve as a member of the Board of Directors. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the SEC’s “universal proxy” rules, shareholders who intend to solicit proxies in support of director nominees must include the additional information required by SEC Rule 14a-19(b).

Board Diversity
The Company’s diversity, equity and inclusion initiatives are both internally and externally focused.  These initiatives involve engagement, awareness, training, accountability, education, and communication, and the Company believes that diversity on the Board of Directors is an important component of this overall commitment.  The Nominating and Corporate Governance Committee has responsibility for recommending which nominees should stand for election to the Board of Directors each year, and the committee considers diversity in selecting nominees for director. There are currently eleven members of the Board of Directors, of which one member, Dr. Bradford, is African-American, one member, Mr. Valine, is Middle Eastern, and two members, Dr. Bradford and Ms. Glossman, are women.  Ms. Glossman currently chairs the Nominating and Corporate Governance Committee.  The table below contains information regarding the diversity of our current Board of Directors.

Board Diversity Matrix (As of March 10, 2023)

Total Number of Directors		11

Part I: Gender Identity	Female	Male
Directors	2	9

Part II: Demographic Background
African American or Black	1	0
Middle Eastern	0	1
White	1	8
Board Skills and Experience

The Company’s Board of Directors have a mix of skills and experience that we believe are relevant to our long-term strategy and success. Members of our Board of Directors are leaders in their respective fields and bring diverse perspectives, experiences, and tenure to the organization.

Board Skills Matrix

Accounting/Financial Reporting	Banking and Financial Services	Compensation and Benefits
3 out of 11 directors	11 out of 11 directors	6 out of 11 directors

Cybersecurity	Digital Innovation and FinTech	Marketing
2 out of 11 directors	4 out of 11 directors	2 out of 11 directors

Meetings of the Board of Directors
There were ten meetings of the Board of Directors during 2022.  All of our incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served during 2022.  Although we do not have a formal written policy with respect to directors’ attendance at our Annual Meeting, we generally encourage all directors to attend.  All of our incumbent directors who were on the Board of Directors at that time attended our last Annual Meeting in May 2022.

Executive Sessions of Independent Directors

Our independent directors meet in executive sessions. There is no formal process for determining the presiding director of these sessions. The committee chairs generally control the portions of the executive sessions applicable to their committees.
Committees of the Board of Directors
Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. Our Board of Directors has three permanent committees: the Audit and Risk Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of these committees operates under a written charter approved by the Board that sets out the committee’s duties and responsibilities. We believe that each member of these committees is an “independent director” as that term is defined by NYSE listing standards. Copies of the charters of each of these committees are posted in the investor relations section of the Company’s website at www.liveoakbank.com.
In addition, from time to time, special committees may be established under the direction of our Board of Directors when necessary to address specific issues.
Information about each of the permanent committees of the Board follows:
Audit and Risk Committee. The current members of the Audit and Risk Committee are Miltom E. Petty, Chair; Tonya W. Bradford; William H. Cameron; Diane B. Glossman; and Yousef A. Valine. The Audit and Risk Committee met fourteen times during 2022.  The Audit and Risk Committee is responsible for the following, among other things:
•selecting and retaining an independent registered public accounting firm to act as the Company’s independent auditors for the purpose of auditing the Company’s annual financial statements;
•setting the compensation of, overseeing the work done by and terminating, if necessary, the Company’s independent auditors;
•selecting, retaining, compensating, overseeing and terminating, if necessary, any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company;
•pre-approving all audit and permitted non-audit and tax services that may be provided by the Company’s independent auditors or other registered public accounting firms;
•establishing policies and procedures for the pre-approval of permitted services by the Company’s independent auditors and other registered public accounting firms on an ongoing basis;
•reviewing and discussing with the Company’s independent auditors (1) the auditors’ responsibilities under generally accepted auditing standards and the responsibilities of management in the audit process, (2) the overall audit strategy, (3) the scope and timing of the annual audit, (4) any significant risks identified during the auditors’ risk assessment procedures and (5) when completed, the results, including significant findings, of the annual audit;
•reviewing and discussing with the Company’s independent auditors (1) all critical accounting policies and practices to be used in the audit; (2) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, the ramifications of the use of such alternative treatments and the treatment preferred by the auditors; and (3) other material written communications between the auditors and management;

•reviewing with management and the Company’s independent auditors the adequacy and effectiveness of the Company’s financial reporting processes, internal control over financial reporting and disclosure controls and procedures, including any significant deficiencies or material weaknesses in the design or operation of, and any material changes in, the Company’s processes, controls and procedures and any special audit steps adopted in light of any material control deficiencies;
•reviewing and discussing with the Company’s independent auditors and management the Company’s annual audited financial statements (including the related notes) and the form of audit opinion to be issued by the auditors on the financial statements;
•selecting and retaining services of internal audit providers, if outsourced, and conducting annual performance reviews of in-house internal audit providers;
•approving the Company’s risk management framework and periodically reviewing and evaluating the adequacy and effectiveness of such framework;
•approving a statement or statements defining the Company’s risk appetite, monitoring the Company’s risk profile and providing input to management regarding the Company’s risk appetite and risk profile;
•receiving from members of management, and other officers or employees as appropriate, periodic reports on, and reviews of, the Company’s risk management framework and risk management programs and their results;
•discussing with management the Company’s major risk exposures and reviewing the steps management has taken to identify, monitor and control such exposures; and
•performing any other activities, including delegating its authority to one or more subcommittees or to management in furtherance of its responsibilities, consistent with its charter, the Company’s bylaws and governing law, as the committee or the Board deems necessary or appropriate or as required by law or regulation.
The Board of Directors has determined that Mr. Petty is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC.
Compensation Committee. The current members of the Compensation Committee are William H. Cameron, Chair; Tonya W. Bradford; Diane B. Glossman; and Glen F. Hoffsis. The Compensation Committee met five times during 2022.  The Compensation Committee is responsible for the following, among other things:
•reviewing and approving annually the corporate goals and objectives applicable to the compensation of the CEO, evaluating at least annually the CEO’s performance in light of those goals and objectives, and determining and approving the CEO’s compensation level based on this evaluation;
•reviewing and approving the compensation of all other executive officers;
•reviewing, approving and, when appropriate, recommending to the Board for approval, incentive compensation plans and equity-based plans, and where appropriate or required, recommending such plans for approval by the shareholders of the Company, which includes the ability to adopt, amend and terminate such plans;
•administering the Company’s incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted and the terms and conditions applicable to each award or grant, subject to the provisions of each plan;

•reviewing, approving and, when appropriate, recommending to the Board for approval, any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executive officers, which includes the ability to adopt, amend and terminate such agreements, arrangements or plans;
•reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk;
•reviewing and recommending to the Board for approval the frequency with which the Company will conduct shareholder advisory votes on executive compensation;
•reviewing and approving the proposals regarding the shareholder advisory votes on executive compensation and the frequency of the shareholder advisory votes on executive compensation to be included in the Company’s Proxy Statement;
•reviewing director compensation for service on the Board and Board committees at least once a year and recommending any changes to the Board;
•reviewing and approving compensation disclosures required by the rules of the SEC to be included in the Company’s Annual Report on Form 10-K or Proxy Statement; and
•performing any other activities, including delegating its authority to one or more subcommittees or to management in furtherance of its responsibilities, consistent with its charter, the Company’s bylaws and governing law, as the committee or the Board deems necessary or appropriate or as required by law or regulation.
Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Diane B. Glossman, Chair; William H. Cameron; and Glen F. Hoffsis. The Nominating and Corporate Governance Committee met five times during 2022.  The Nominating and Corporate Governance Committee is responsible for the following, among other things:
•determining the qualifications, qualities, skills, and other expertise required to be a director and developing criteria to be considered in selecting nominees for director (the “Director Criteria”);
•identifying and screening individuals qualified to become members of the Board, consistent with the Director Criteria;
•recommending to the Board the nominees to be submitted to a shareholder vote at the Annual Meeting;
•if a vacancy on the Board occurs, identifying, selecting and recommending to the Board candidates to fill such vacancy either by election by shareholders or appointment by the Board;
•developing and recommending to the Board for approval standards for determining whether a director has a relationship with the Company that would impair his or her independence;
•reviewing and approving the disclosures regarding corporate governance, the operations of the committee and director independence required by the rules of the SEC to be included in the Company’s Annual Report on Form 10-K or Proxy Statement; and
•performing any other activities, including delegating its authority to one or more subcommittees or to management in furtherance of its responsibilities, consistent with its charter, the Company’s bylaws and governing law, as the committee or the Board deems necessary or appropriate or as required by law or regulation.

Compensation Committee Interlocks and Insider Participation
None of the current members of our compensation committee is or has been an officer or employee of our Company.  None of our executive officers currently serve, or in the past year has served, as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) or as a director of any entity that has one or more executive officers serving on our compensation committee or our Board of Directors.
Indebtedness of and Transactions with Management
The Bank and its subsidiaries, have had, and expect to have in the future, banking, investment advisory, and other transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and associates.  All such transactions are made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing for comparable transactions with persons not related to the Bank and its subsidiaries, and do not involve more than the normal risk of collection or present other unfavorable features. Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Our Audit and Risk Committee, pursuant to its charter, is responsible for reviewing and approving transactions with related persons (as defined in Item 404 of SEC Regulation S-K). In the course of its review and approval of a related person transaction, the Audit and Risk Committee, among other things, considers, consistent with Item 404 of SEC Regulation S-K, the following:
•the nature and amount of the related person’s interest in the transaction;
•the material terms of the transaction, including, without limitation, the amount and type of transaction; and
•any other matters the Audit and Risk Committee deems appropriate.
The Board of Directors and its committees may also, in their discretion, review transactions involving the Company’s directors, executive officers, holders of 5% or more of our capital stock, or any of their immediate family members, that do not necessarily qualify for disclosure as related person transactions under the securities laws.
Set forth below is a description of certain relationships and transactions between the Company on the one hand, and any of our directors or executive officers, any holder of 5% or more of our capital stock or any member of their immediate family on the other hand:
Canapi Ventures
Canapi Advisors, LLC (“Canapi Advisors”) a wholly owned subsidiary of the Company, provides investment advisory services to Canapi Ventures, a series of funds focused on providing venture capital to new and emerging financial technology companies.
The Company committed to invest up to $17.0 million in Canapi Ventures Fund, L.P. and Canapi Ventures SBIC Fund, L.P. (the “Canapi Funds I”). In April 2019, Mr. Mahan, our Chairman and Chief Executive Officer, and Mr. Underwood, President of Live Oak Bancshares and a member of our Board of Directors, each committed to invest up to $1.0 million in the Canapi Funds I. Total capital commitments to the Canapi Funds I, inclusive of the commitments from the Company and Messrs. Mahan and Underwood, were $654.1 million as of December 31, 2022.
The Company committed to invest up to $15.5 million in Canapi Ventures Fund II, L.P. and Canapi Ventures SBIC Fund II, L.P. (the “Canapi Funds II”). In May 2022, Mr. Mahan, our Chairman and Chief Executive Officer, committed to invest up to $1.0 million, and Mr. Underwood, President of Live Oak Bancshares and a member of our Board of Directors, committed to invest up to $3.0 million in the Canapi Funds II. Total capital commitments to the Canapi Funds II, inclusive of the commitments from the Company and Messrs. Mahan and Underwood, were $693.4 million as of December 31, 2022.
Immediate Family Members Employed by the Bank
The Bank employs several relatives of directors and executive officers, including four employees who were paid or earned compensation exceeding $120,000 in the aggregate during 2022.  These employees also received benefits under certain employee benefit plans that are generally available to all similarly situated Bank employees.  These family members are adults who do not share the home of the director or executive officer, and the related director or executive officer does not have an interest in the family member’s compensation. None of these employees are executive officers of the Company.

William L. Williams IV, the son of William L. Williams III, our EVP and Vice Chairman and a member of our Board of Directors, received total cash compensation in 2022 of $329,251, and an award of 1,273 restricted stock units, or RSUs, with a grant date fair value of $40,494.  James J. Hughes, the son-in-law of Miltom E. Petty, a member of our Board of Directors, received total cash compensation in 2022 of $248,411, and an award of 3,143 RSUs with a grant date fair value of $99,979.  Katherine M. Groat, daughter of our Chairman and CEO, received total cash compensation in 2022 of $119,847, and an award of 314 RSUs with a grant date fair value of $9,988.  The RSU awards for Messrs. Williams, Hughes and Ms. Groat vest pro rata over five years.  Peter Underwood, the brother of Neil L. Underwood, our President and a member of our Board of Directors, received total cash compensation in 2022 of $400,008.
We regard each of the above team members as a highly educated, trained and competent team member, and we believe these employment relationships are beneficial to the Company and its shareholders.

EXECUTIVE OFFICERS
The following table sets forth certain information regarding the Company’s current executive officers.

Name	Age	Position	Business Experience

James S. Mahan III	71	Chairman and CEO	Chairman of the Board and Chief Executive Officer of the Company and the Bank since inception. Prior to joining, Mr. Mahan was the Chief Executive Officer and Chairman for S1 Corporation and founder of Security First Network Bank, the world’s first internet bank.

Neil L. Underwood	53	President and Director	President of the Company since 2011; President of the Bank from 2011 to March 2017; President and Managing Director of Canapi Advisors, a wholly owned subsidiary of the Company since 2019; Sales and Marketing Manager of the Company and the Bank from 2010 to 2011. Mr. Underwood helps to set technological direction for the Company, focusing on strategy and operations with a goal of introducing new technology key to digital transformation. Prior to joining, Mr. Underwood served as General Manager of S1 Corporation, where he was responsible for the S1 Enterprise division.

Renato Derraik	51	Chief Information and Digital Officer Live Oak Banking Company	Chief Information and Digital Officer of the Bank since June 2021. Prior to joining the Bank, Mr. Derraik was the Chief Digital Officer at Ally Financial Inc., overseeing Ally’s digital innovation and transformation activities. His over 25-year career includes driving large-scale digital, agile, and operating model transformations for Fortune 500 companies including Ally and Sprint, as well as being an expert partner at McKinsey & Company where he served clients across the globe on technology and digital transformations for 15 years.

M. Huntley Garriott, Jr.	47	President Live Oak Banking Company	President of the Bank since September 2018. Prior to joining the Bank, Mr. Garriott was a partner at Goldman Sachs in the Investment Banking Division and served as co-head of the Banks and Specialty Finance team within the Financial Institutions Group. Over his 20-year career at Goldman Sachs, Mr. Garriott covered regional banks throughout North America and held a variety of roles focused on traditional investment banking, private equity investing, debt capital markets and risk management. He was named managing director in 2007 and partner in 2014.

William C. Losch III	53	Chief Financial Officer and Chief Banking Officer	Chief Financial Officer of the Company and Bank since September 2021; Chief Banking Officer of the Company and Bank since July 2022. Prior to joining, Mr. Losch was the Chief Financial Officer at First Horizon Corporation, leading its financial activities, which included treasury, accounting, controls, tax, financial planning, strategic planning, investor relations, corporate development, mergers and acquisitions, procurement, corporate properties, and First Horizon Ventures. Prior to his role at First Horizon Corporation, Mr. Losch held progressively senior roles at First Union Corporation and Wachovia Bank & Trust Co. and served as senior vice president and chief financial officer for the general bank at Wachovia Bank & Trust Co., the largest of the corporation's four major business lines.

Stephanie A. Mann	48	Chief Strategy Officer	Chief Strategy Officer of the Company and the Bank since July 2022; Corporate Strategy & Development Officer of the Bank from 2019 to 2022. Ms. Mann currently serves on the board of directors for Leyline Renewable Capital, LLC, Kwipped, Inc., and Lakeside Partners, an affiliate of Good Shepherd Ministries. Ms. Mann has over 20 years of experience in advising companies on capital structure, growth strategy, M&A and capital raising. Prior to joining the Company, Ms. Mann was a Managing Director of investment banking at Citi where she advised Fortune 500 technology companies out of the New York and London offices. During her tenure at Citi, she worked on more than $125 billion of M&A transactions, including cross-border, leveraged buyout and joint ventures for public and private companies.

Gregory W. Seward	47	Chief Risk Officer and General Counsel	General Counsel of the Company and the Bank since October 2015; Chief Risk Officer of the Company and the Bank since July 2022. Prior to joining, Mr. Seward spent the majority of his career as an attorney in the legal department of Capital One Financial Corporation, most recently leading a team of attorneys advising on a broad range of corporate and regulatory matters. Mr. Seward began his career as a corporate associate at Gibson Dunn & Crutcher LLP.

Steven J. Smits	56	Chief Credit Officer	Chief Credit Officer of the Company and the Bank since February 2015; joined the Company and the Bank in 2012. Mr. Smits is the former Associate Administrator for the Office of Capital Access at the U.S. Small Business Administration (the “SBA”). While at the SBA, he was responsible for managing and overseeing the agency’s programs and operations designed to expand access to capital for America’s small businesses. This included managing the agency’s $100 billion small business loan portfolio. Mr. Smits also played a critical role in implementing many of the provisions in the JOBS Act that was signed into law by President Obama in 2012.

Courtney C. Spencer	54	Chief Experience Officer	Chief Experience Officer of the Company and the Bank since 2022; Chief Administrative Officer of the Company and the Bank from 2019 to 2022; Head of Human Resources of the Company and the Bank from 2016 to 2018. Ms. Spencer has over 25 years of financial services and HR experience. Prior to joining, Ms. Spencer was a Human Resources Strategic Business Partner and Vice President of Budget and Management Reporting at Square 1 Bank (now Pacific Western Bank). Prior to her role at Square 1 Bank, Ms. Spencer served in a variety of finance and control positions at Wachovia Bank & Trust Co. and Wells Fargo & Company.

J. Wesley Sutherland	52	Chief Accounting Officer	Chief Accounting Officer of the Company and the Bank since 2014. Prior to joining, Mr. Sutherland was the founder and owner of an accounting and consulting firm, an audit partner in the financial institutions services group of the largest CPA firm based in the South and had served as the president of a $300 million mutual savings bank. Mr. Sutherland worked, earlier in his career, in the banking practices of two national accounting firms and served as a financial analyst for a Fortune 500 company.

EXECUTIVE COMPENSATION AND OTHER MATTERS
Compensation Discussion and Analysis
The following discussion provides a description of our philosophy and decision-making process for compensating our NEOs in 2022. This discussion also describes the material components of our 2022 compensation program. This discussion should be read together with the compensation tables for our NEOs under the heading “Summary Compensation and Other Tables” beginning on page 36 of this Proxy Statement.
Our 2022 NEOs were:
James S. Mahan III, Chief Executive Officer
William C. Losch III, Chief Financial Officer and Chief Banking Officer
Renato Derraik, Chief Information and Digital Officer, Live Oak Bank
Gregory W. Seward, Chief Risk Officer and General Counsel
Steven J. Smits, Chief Credit Officer
Key 2022 Business and Financial Highlights
We are a financial holding company and the parent company of the Bank.  We believe we delivered strong underlying financial performance and solid growth in 2022, building on the momentum achieved over the past three years in safety and soundness, profitability, and growth. Management continues to focus on our quest to be America’s small business bank and delivered key accomplishments across our business in 2022, including the modernization of our loan origination platform and continued enhancements to our small business checking accounts.
Financial highlights for 2022 included the following:
•Total assets of $9.86 billion at December 31, 2022.
•Total loans and leases, excluding Paycheck Protection Program (“PPP”) loans, increased $1.51 billion, or 23.7%, to $7.89 billion at the end of 2022.
•Loan originations, excluding PPP loans, of $4.01 billion increased by $74.4 million, or 1.9%, compared to 2021.
•Total deposits increased by $1.77 billion, or 24.9%, to $8.88 billion at the end of 2022.
•Net income increased $9.2 million, or 5.5%, from $167.0 million, or $3.71 per diluted share, to $176.2 million, or $3.92 per diluted share.
•In a year of significant Federal Reserve rate increases, net interest margin remained resilient at 3.87% for 2022 as compared to 3.86% for 2021, with net interest income increasing by $30.7 million, or 10.3%.
•Equity method investment income in 2022 included $149.2 million arising from gains related to the 2022 sales of the Company’s investments in Finxact, Inc. (“Finxact”) and Payrailz, LLC (“Payrailz”).
General Compensation Philosophy
We, and our subsidiaries, partner with businesses that share a groundbreaking focus on service and technology to redefine banking.  Our mission is to be America’s small business bank.  The Compensation Committee of our Board of Directors (the “Committee”) and our leadership team believe strongly that delivering on this mission will build long-term shareholder value, and the Committee has designed a compensation program intended to motivate employees, and particularly our leadership team, to successfully execute this mission.

The Committee believes that the most effective incentive compensation programs strive to achieve the following objectives:
•align compensation with responsibilities and performance;
•align employees’ interests with those of our shareholders;
•motivate performance toward the achievement of business objectives;
•clearly communicate compensation policies and structures to employees;
•motivate behaviors to increase long-term profitability while maintaining a focus on credit quality and underwriting standards; and
•attract and retain talent and build leadership succession within business units.
Role of the Compensation Committee
The Committee is responsible for annually reviewing the performance of the CEO and reviews all compensation and equity awards to executive officers.  The Committee has the exclusive authority and responsibility to determine all aspects of executive compensation and seeks input and recommendations from the CEO for the executive officers other than the CEO. The Committee operates under a written charter that it reviews at least annually to ensure that the scope of the charter is consistent with the Committee’s role.
Role of the Executive Officers
The CEO provides the Committee with his recommendation for overall compensation for all executive officers other than himself. The Committee determines the level of compensation for the CEO. Due to the factors discussed below, the amount and type of compensation the Committee has determined to provide to Mr. Mahan has been largely unchanged since we completed our initial public offering (“IPO”) in July 2015.
Key 2022 Compensation Highlights
➢    Mr. Mahan received a base salary and perquisites and other benefits for 2022.  Mr. Mahan’s salary has not materially increased since we completed our IPO.  Due to his long-standing and substantial stock ownership in the Company, the Committee believes Mr. Mahan’s interests are aligned with those of our shareholders to a substantial degree and has not awarded Mr. Mahan any equity-based awards since the IPO.
➢    Each of our NEOs, other than Mr. Mahan, received a discretionary cash bonus in February 2023 based on the Committee’s review of our performance during 2022.  See “2022 Discretionary Cash Bonus” below for more details.
➢    Messrs. Losch, Derraik, Seward and Smits each received restricted stock unit (“RSU”) awards that vest pro rata over five years. The RSUs granted to each of them in February 2023 were based on the Committee’s review of Company and individual performance during 2022. See “2022 RSU Awards” below for more details on these RSUs.
➢    Our NEOs serve at the discretion of the Board of Directors, and no NEO is party to an employment agreement.

2022 Compensation Program
The Committee seeks to align management’s incentives with the long-term interests of our shareholders by designing incentive compensation to reward corporate performance.  When approving compensation for the 2022 performance year for our NEOs, the Committee reviewed key financial measures and performance related to our strategic plan and financial results.  When it considered the base salary and any equity-based awards for the NEOs, the Committee’s evaluation of our performance was more subjective in nature than objective without specific financial targets, objectives, or time periods under review.  The Committee also had the goal of attracting and retaining its talented NEOs through the compensation program.  In February 2023, the Committee determined to award (i) discretionary cash bonuses based on its review of our 2022 performance and (ii) RSUs based on its review of Company and individual performance during 2022.  The Committee did not target any specific mix or percentage of compensation components and believes that the overall mix of 2022 compensation components for the NEOs, including base salary that provided fixed pay, a discretionary cash bonus that provided for cash payouts based on our performance over the 2022 fiscal year, and awards of RSUs to Messrs. Losch, Derraik, Seward, and Smits, each of which will vest pro rata over a five-year period, appropriately motivated the NEOs and aligned their interests with the long-term interests of shareholders.
Base Salaries.  We aim to provide our NEOs with a base salary that is commensurate with similar financial institutions and appropriate for the overall responsibility of the individual based on experience, performance and any other unique factors or qualifications such as the difficulty of replacing the officer with someone of comparable experience and skill.  The base salaries are intended to compensate our NEOs for the day-to-day services performed for us.  When setting base salaries for our executive officers, the Committee considers the scope of the officer’s role and the officer’s ability to contribute to our success.  The Committee also considers length of service as well as other forms of compensation awarded.  For executive officers other than the CEO, the Committee takes into account the CEO’s input and recommendations.  After considering these factors, the Committee chose not to increase 2022 base salaries for any NEO from their 2021 salaries, other than for Mr. Seward and Mr. Smits.
2022 Discretionary Cash Bonus.  In February 2023, the Committee reviewed our performance for 2022 and determined to award a discretionary cash bonus to each NEO other than Mr. Mahan.  Each cash bonus represented approximately 11% to 36% of the NEO’s 2022 base salary received as of December 31, 2022. Consistent with bonuses paid to employees across the Company for 2022, bonuses paid to NEO’s included an allocation of the gain associated with the sale of the Company’s investments in Finxact and Payrailz, with the Committee awarding larger cash bonuses to Messrs. Derraik and Seward in recognition of their contributions to the success of these companies over a longer period of time.
Equity Compensation.  At various times, the Committee awards incentive compensation to our NEOs in the form of equity-based compensation in order to further align management and shareholder interests and to reward management for increases in shareholder value.  The Committee also uses these awards to attract and retain its NEOs.  Grants are not made on a pre-determined schedule but are typically made during an open trading window under our Insider Trading Policy.
2022 RSU Awards.  In February 2023, the Committee reviewed both Company and individual performance during 2022 and determined to grant RSU awards that vest pro rata over five years for each of our NEOs other than Mr. Mahan. Mr. Losch received an award of 89,615 RSUs with a grant date fair value of $3,149,967. The Committee determined to grant this award based upon Mr. Losch’s added responsibility as Chief Banking Officer, effective July 1, 2022, and his continued strategic leadership of the Accounting and Finance related functions in 2022. Mr. Derraik received an award of 89,615 RSUs with a grant date fair value of $3,149,967. The Committee determined to grant this award based upon Mr. Derraik’s successful design of a future state architecture and technology roadmap fully aligned with the Company’s strategic priorities that was completed in 2022. Mr. Seward received an award of 59,743 RSUs with a grant date fair value of $2,099,966. The Committee determined to grant this award based upon Mr. Seward’s added responsibility as Chief Risk Officer, effective July 1, 2022, and his continued leadership as General Counsel providing critical advice supporting our business operations and while managing legal risks. Mr. Smits received an award of 12,802 RSUs with a grant date fair value of $449,990. The Committee determined to grant this award based upon Mr. Smits’s demonstrated commitment to safety and soundness while supporting the Company’s growth objectives and his leadership of the Company’s credit function in 2022.
Set forth below is additional information regarding our equity compensation plans that were in effect or under which awards were outstanding in 2022.
2015 Omnibus Stock Incentive Plan. Our shareholders approved the 2015 Omnibus Stock Incentive Plan, as amended and restated effective May 24, 2016, at the 2016 Annual Meeting.  At the 2018 and 2021 Annual Meetings, our shareholders approved amendments to the 2015 Omnibus Stock Incentive Plan to increase the number of shares issuable under the plan.  We refer to the 2015 Omnibus Stock Incentive Plan, as amended and currently in effect, as the “2015 Omnibus Stock Incentive Plan.”  The original 2015 Omnibus Stock Incentive Plan was approved by our shareholders at the 2015 Annual Meeting.  As discussed beginning on page 48, we are seeking shareholder approval at the Annual Meeting of a further amendment to the 2015 Omnibus Stock Incentive Plan to increase the number of shares issuable under the plan. The 2015 Omnibus Stock Incentive Plan replaced the 2008 Incentive Stock Option Plan, the Restricted Stock Plan and the 2008 Nonstatutory Stock Option Plan (collectively, the “Prior Plans”). The aggregate number of shares of our voting common stock that may be issued pursuant to the 2015 Omnibus Stock Incentive Plan is currently 10,750,000, less such shares as are issued or subject to outstanding grants under the Prior Plans since the date of adoption of the 2015 Omnibus Stock Incentive Plan. The awards may be issued in the form of incentive stock options, non-qualified stock options, restricted stock, RSUs or stock appreciation rights.  As of December 31, 2022, there were a total of 3,234,812 shares of our voting common stock reserved for issuance pursuant to awards under the 2015 Omnibus Stock Incentive Plan and the Prior Plans. The Board of Directors has proposed an amendment of the 2015 Omnibus Stock Incentive Plan to increase the number of shares that may be issued from 10,750,000 to 13,750,000. See "Proposal 2: Approval of Amendment of the Company's 2015 Omnibus Stock Incentive Plan."
2008 Incentive Stock Option Plan.  At the 2008 Annual Meeting, shareholders approved the adoption of the Live Oak Banking Company 2008 Incentive Stock Option Plan, or the 2008 Plan.
Options granted under the 2008 Plan were intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code, or the Code. Under the Code, options are afforded favorable tax treatment to recipients upon compliance with certain restrictions but do not result in tax deductions to the Company. The purpose of the 2008 Plan was to increase the performance incentive for employees of the Bank, to encourage the continued employment of current employees and to attract new employees by facilitating their purchase of a stock interest in the Company.
The 2008 Plan was adopted by our Board of Directors in connection with the reorganization of the Bank into the holding company form of organization on March 31, 2009. Upon our adoption of the 2008 Plan, all outstanding options to purchase shares of the Bank were converted into options to purchase shares of our common stock. The 2008 Plan was replaced by the 2015 Omnibus Stock Incentive Plan, and no further grants of stock options will be made under the 2008 Plan.
2008 Nonstatutory Stock Option Plan.  At the 2008 Annual Meeting, shareholders approved the adoption of the Live Oak Banking Company 2008 Nonstatutory Stock Option Plan, or the 2008 Directors’ Plan.
Options granted under the 2008 Directors’ Plan do not qualify as “incentive stock options” within the meaning of Section 422 of the Code. The purpose of the 2008 Directors’ Plan is to encourage the continued participation of members of our Board of Directors, to align the interests of directors with those of shareholders and to facilitate the recruitment of new members of the Board of Directors as necessary or desirable.

The 2008 Directors’ Plan was adopted by our Board of Directors in connection with the reorganization of the Bank into the holding company form of organization on March 31, 2009. Upon our adoption of the 2008 Directors’ Plan, all outstanding options to purchase shares of the Bank were converted into options to purchase shares of our common stock. The 2008 Directors’ Plan was replaced by the 2015 Omnibus Stock Incentive Plan, and no further grants of stock options will be made under the 2008 Directors’ Plan.
Severance Benefits
We do not have employment agreements in place with any executive officer, and any severance benefits are negotiated on an individual basis.
For additional information regarding severance benefits, see “Potential Payments Upon Termination or Change in Control” on page 39.
Retirement Plans
We sponsor a 401(k) plan pursuant to which we match each participating employee’s contributions up to the first 6% of the employee’s salary.  We do not have any non-qualified deferred compensation plans, pension plans or other retirement plans for any employees.
Change in Control
We do not have employment agreements in place with any executive officer that would provide benefits in connection with a change in control of the Company or any of its subsidiaries.  Some of the outstanding equity awards to our NEOs include provisions that provide for accelerated vesting in connection with a change in control.  See “Potential Payments Upon Termination or Change in Control” below for more information.
Perquisites and Other Benefits
We annually review the perquisites that NEOs receive. The primary perquisites for these individuals include 401(k) matching contributions and the dollar value of insurance premiums paid on behalf of the NEOs for group term life, health, dental and disability insurance.  These benefits are provided to NEOs under the same terms as provided to all of our employees.  Our NEOs also participate in our other benefit plans on the same terms as other employees. These plans include medical insurance, life insurance and a medical reimbursement plan.
Perquisites for a limited number of executive officers include personal use of the Company’s aircraft.  The Committee has adopted a Personal Use of Corporate Aircraft Policy.  Under this policy, our CEO was permitted to use the Company aircraft for personal travel up to 150 flight hours in 2022.  Each of our President and the President of the Bank were permitted to use the Company’s aircraft for personal travel up to 60 flight hours in 2022.  Our Vice Chairman was permitted to use Company aircraft for personal travel up to 50 flight hours in 2022. The Company may also make its aircraft available to its employees for personal use in special, limited circumstances, such as in connection with travel related to health care.

2023 Compensation Program Preview
In February 2023, the Committee reviewed base salaries for the NEOs and considered the same factors as discussed above for 2022 base salaries.  For NEOs other than the CEO, the Committee also considered the CEO’s recommendations.  After taking into account these factors and recommendations, the Committee determined to increase the 2023 base salary of  Mr. Derraik to $600,000, Mr. Losch to $700,000, Mr. Seward to $450,000 and Mr. Smits to $475,000.  Two of the named executive officers, Mr. Losch and Mr. Seward, took on additional responsibilities in 2022. Mr. Losch was named Chief Banking Officer in addition to his role as Chief Financial Officer and Mr. Seward was named Chief Risk Officer in addition to his role as General Counsel. The Committee considered these additional roles and responsibilities in setting the 2023 base salaries for Mr. Losch and Mr. Seward. The Committee did not approve any increases to the 2023 base salary for Mr. Mahan.  The Committee has discussed potential plans and programs for cash and equity incentive compensation for the NEOs for 2023, but as of the date of this Proxy Statement the Committee has not made any decisions or determinations beyond setting base salaries.  The Committee expects to consider potential cash and equity incentive awards for the NEOs late in 2023 or early 2024 after considering our 2023 financial performance, individual contributions to that performance and other relevant factors at that time, including the results of the say-on-pay vote discussed elsewhere in this Proxy Statement. Our 2023 compensation program will be more fully discussed in the proxy statement for our 2023 annual meeting of shareholders.
Clawback Policy

The Company did not have a formal compensation clawback policy in 2022, but anticipates adopting such a policy in 2023 in accordance with a final rule issued by the SEC in October 2022. The SEC rule directs the national securities exchanges, including the NYSE, to establish listing standards that require listed companies to develop and implement a clawback policy.

Until a formal policy is adopted, the Committee will seek to address any situation that may arise and determine the proper and appropriate course of action in fairness to shareholders and award recipients, including our named executive officers. Each RSU granted by the Company during 2020, 2021 and 2022 is subject to an award agreement in which we reserve the right to recover all compensation payable under the award agreement pursuant to any clawback policy as may be in effect from time to time or made applicable by law.
Compensation Consultant; Benchmarking
In making compensation decisions for 2022, the Committee did not utilize the services of a compensation consultant, and the Committee did not obtain or perform compensation benchmarking from an external compensation consultant.
Risk Considerations
The Committee reviews the risks and rewards associated with our compensation programs from time to time. This review assesses the material elements of executive and non-executive employee compensation and has concluded that our policies and practices do not create risk that is reasonably likely to have a material adverse effect on us. We believe that our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the short-term and long-term.
Stock Ownership Guidelines
We believe that it is in the best interest of the Company and our shareholders to align the personal financial interests of our directors and officers with those of our shareholders. While the Board of Directors has not implemented stock ownership guidelines for our directors and executive officers, the board periodically analyzes the ownership of our common stock by such individuals and believes that their personal financial interests are aligned with those of our shareholders.

Tax and Accounting Considerations
In consultation with management, we evaluate the tax and accounting treatment of our compensation program to ensure an understanding of the financial impact of the program. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, it is our intent to structure our compensation programs in a tax efficient manner.
Section 162(m) of the Internal Revenue Code
Historically, our performance-based compensation plans were structured so that such performance-based compensation would be deductible under Section 162(m) of the Code (“Section 162(m)”). A significant tax bill enacted in 2017 eliminated the performance-based compensation exemption from the Section 162(m) $1,000,000 deduction limit, with an exception for certain agreements in effect on November 2, 2017. We intend to administer outstanding arrangements and plans to the extent compatible with business needs to preserve potential deductions that may still be available.

Compensation Committee Report
The Compensation Committee has reviewed and discussed, among other things, the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

William H. Cameron, Chair
Tonya W. Bradford
Diane B. Glossman
Glen F. Hoffsis

Equity Compensation Plan Information
The following table sets forth additional information with respect to the Company’s equity compensation plans at December 31, 2022.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders

2015 Omnibus Stock Incentive Plan and Prior Plans	3,234,812	(1)	$12.73	(2)	1,054,776

Employee Stock Purchase Plan (3)	—		—		94,562

Equity compensation plans not approved by security holders	—		—		—

Total	3,234,812		$12.73		1,149,338

(1)Includes 2,409,698 outstanding RSUs under the 2015 Omnibus Stock Incentive Plan.  Also includes 286,424 shares to be issued upon exercise of outstanding options under the Prior Plans, which include our 2008 Incentive Stock Option Plan and 2008 Nonstatutory Stock Option Plan.
(2)Does not reflect RSUs because they have no exercise price.
(3)Under this plan, eligible employees are able to purchase available shares with post-tax dollars at a 15% discount to fair market value. There were 29,383 shares purchased under the Employee Stock Purchase Plan at a weighted average price of $36.31 during 2022.

Summary Compensation and Other Tables
Summary Compensation Table. The following Summary Compensation Table shows all cash and non-cash compensation earned, received or deferred by our NEOs, James S. Mahan III, Renato Derraik, William C. Losch III, Gregory W. Seward, and Steven J. Smits, for services rendered to us and the Bank in all capacities during the fiscal years ended December 31, 2022, 2021 and 2020. Compensation paid to our NEOs consisted of cash salary, cash bonus, stock awards and other compensation as detailed in the footnotes provided.  No NEO received any non-equity incentive plan compensation or non-qualified deferred compensation earnings in 2022, 2021 or 2020.

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards	Stock Awards(2)	All Other Compensation(3)	Total

James S. Mahan III Chairman and Chief Executive Officer	2022	$510,601	$—	$—	$—	$270,594	$781,195
	2021	512,565	—	—	—	371,815	884,380
	2020	510,600	—	—	—	311,168	821,768

William C. Losch III (4) Chief Financial Officer and Chief Banking Officer	2022	$675,000	$77,500	$—	$399,993	$45,872	$1,198,365
	2021	285,577	25,962	—	12,833,100	33,588	13,178,227
	2020	—	—	—	—	—	—

Renato Derraik Chief Information and Digital Officer, Bank	2022	$550,000	$158,000	$—	$499,991	$44,594	$1,252,585
	2021	317,308	35,615	—	7,638,750	33,939	8,025,612
	2020	—	—	—	—	—	—

Gregory W. Seward (5) Chief Risk Officer and General Counsel	2022	$397,500	$143,000	$—	$749,987	$42,116	$1,332,603
	2021	368,914	41,478	—	253,300	38,601	702,293
	2020	350,004	45,000	—	179,998	42,500	617,502

Steven J. Smits Chief Credit Officer	2022	$448,077	$55,000	$—	$499,991	$44,843	$1,047,911
	2021	426,635	47,029	—	253,300	40,751	767,715
	2020	400,008	50,000	—	269,988	42,500	762,496
(1)Amounts in this column represent payouts for discretionary cash bonuses based on review of the Company’s 2020, 2021 and 2022 performance, respectively.  For 2022, the cash bonus also reflects the Committee’s assessment of individual contributions for certain NEOs. See “2022 Discretionary Cash Bonus” on page 29 of this Proxy Statement for more information.
(2)Amounts shown in this column represent the aggregate grant date fair value of RSU awards granted in 2020, 2021, and 2022, calculated in accordance with FASB ASC Topic 718.  Messrs. Seward and Smits received a time-vested award of 10,011 and 15,016 RSUs, respectively, on February 10, 2020.  The grant date fair market value of the time-vested RSUs granted on February 10, 2020, was $17.98 per share. Messrs. Seward and Smits each received a time-vested award of 5,000 RSUs on February 22, 2021.  The grant date fair market value of the time-vested RSUs granted on February 22, 2021, was $50.66 per share. Messrs. Derraik and Losch received a time-vested award of 125,000 and 210,000 RSUs, respectively, on August 10, 2021.  These sign-on equity awards were granted in connection with the hiring of each Messrs. Derraik and Losch. The grant date fair value of the time-vested RSUs granted on August 10, 2021, was $61.11.  Messrs. Losch, Derraik, Seward and Smits received a time-vested award of 6,320; 7,900; 11,850; and 7,900, respectively, on February 14, 2022. The grant date fair value of the time-vested RSUs granted on February 14, 2022, was $63.29 per share. Additional information regarding outstanding RSU awards is provided under the heading “Outstanding Equity Awards at Fiscal Year-End” on page 37 of this Proxy Statement.
(3)Includes 401(k) matching contributions, relocation, and the dollar value of insurance premiums paid on behalf of the NEOs for group term life, health, dental and disability insurance. Also includes personal use of the Company aircraft by the named executives where applicable.  Mr. Losch received $7,122 for relocation expenses in 2022.  For 2020, 2021, and 2022, amounts for personal use of the Company’s aircraft were calculated using aggregate incremental cost to the Company (AIC) and are based on variable costs incurred including fuel, applicable fees, maintenance service, crew travel and other operating expenses.  The value based on the AIC method included in 2022 “All Other Compensation” for Messrs. Mahan and Smits was $230,693 and $3,625, respectively. The AIC amount for Mr. Smits reflects his personal use of the Company aircraft for travel related to emergency health care.
(4)Mr. Losch assumed the role of Chief Banking Officer of the Company and the Bank effective July 1, 2022.
(5)Mr. Seward assumed the role of Chief Risk Officer of the Company and the Bank effective July 1, 2022.

Grants of Plan-Based Awards. The Grants of Plan-Based Awards Table below sets forth the total number of equity awards granted in 2022 for our NEOs and the grant date fair values of those awards. The table should be read in conjunction with the Summary Compensation Table provided above.

		Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or units (#)		All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards (2)
Name	Grant date	Threshold (#)	Target (#)	Maximum (#)
James S. Mahan III	—	—	—	—	—		—	$—	$—
William C. Losch III	2/14/2022	—	—	—	6,320	(1)	—	—	399,993
Renato Derraik	2/14/2022	—	—	—	7,900	(1)	—	—	499,991
Gregory W. Seward	2/14/2022	—	—	—	11,850	(1)	—	—	749,987
Steven J. Smits	2/14/2022	—	—	—	7,900	(1)	—	—	499,991

(1)Amount shown reflects the number of RSUs granted to Messrs. Losch, Derraik, Seward and Smits on February 14, 2022.  The RSUs will vest in five installments, in accordance with the following:  20% of the RSUs vest each February 14, 2023, 2024, 2025, 2026 and 2027, subject to continued service. No threshold or target amounts were established in connection with these awards.
(2)The value of Messrs. Losch, Derraik, Seward and Smits’s RSUs granted on February 14, 2022, were calculated by multiplying the number of RSUs awarded by the grant date fair value of $63.29 per share, which was the closing price of our common stock on the grant date.
Non-Equity Incentive Plan Compensation.  The Company did not have a non-equity incentive plan in place as of December 31, 2022.
Outstanding Equity Awards at Fiscal Year-End.  The following tables list the outstanding option awards and stock awards held by our NEOs as of December 31, 2022.  Messrs. Seward and Smits are the only NEOs with outstanding option awards as of December 31, 2022. Mr. Mahan had no outstanding stock awards as of December 31, 2022.

	Option Awards
Name	Number of securities underlying unexercised options exercisable		Number of securities underlying unexercised options unexercisable	Option Price	Option expiration date

James S. Mahan III	—		—	$—	—
William C. Losch III	—		—	—	—
Renato Derraik	—		—	—	—
Gregory W. Seward	16,500	(1)	—	14.55	November 19, 2025
Steven J. Smits	5,001	(2)	—	10.63	February 20, 2025
	7,502	(3)	—	17.00	July 22, 2025
(1)The shares subject to this option vest and become exercisable yearly in seven installments beginning on November 19, 2016, as follows: 10% of the shares subject to the option vest on each of November 19, 2016, 2017, 2018, 2019 and 2020; and 25% of the shares subject to the option vest on each of November 19, 2021 and 2022.

(2)The shares subject to this option vest and become exercisable yearly in seven installments beginning on February 20, 2016, as follows: 10% of the shares subject to the option vest on each of February 20, 2016, 2017, 2018, 2019 and 2020; and 25% of the shares subject to the option vest on each of February 20, 2021 and 2022.
(3)The shares subject to this option vest and become exercisable yearly in seven installments beginning on July 22, 2016, as follows: 10% of the shares subject to the option vest on each of July 22, 2016, 2017, 2018, 2019 and 2020; and 25% of the shares subject to the option vest on each of July 22, 2021 and 2022.

	Stock Awards
Name	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested*	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested*

James S. Mahan III	—		$—	—	$—
William C. Losch III	174,320	(1)	5,264,464	—	—
Renato Derraik	107,900	(2)	3,258,580	—	—
Gregory W. Seward	21,857	(3)	660,081	—	—
Steven J. Smits	20,910	(4)	631,482	—	—
*Market value based on the closing price of a share of the Company’s voting common stock on the last trading day of 2022.
(1)Includes the following:
(a)An award of 210,000 RSUs, of which 168,000 remain unvested as of December 31, 2022.  These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each August 10, 2022, 2023, 2024, 2025 and 2026, subject to continued service.
(b)An award of 6,320 RSUs. Theses RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each February 14, 2023, 2024, 2025, 2026 and 2027, subject to continued service.
(2)Includes the following:
(a)An award of 125,000 RSUs, of which 100,000 remain unvested as of December 31, 2022.  These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each August 10, 2022, 2023, 2024, 2025, and 2026, subject to continued service.
(b)An award of 7,900 RSUs. These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each February 14, 2023, 2024, 2025, 2026 and 2027, subject to continued service.
(3)Includes the following:
(a)An award of 10,011 RSUs, of which 6,007 remain unvested as of December 31, 2022.  These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each February 10, 2021, 2022, 2023, 2024, and 2025, subject to continued service.
(b)An award of 5,000 RSUs, of which 4,000 remain unvested as of December 31, 2022. These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each February 22, 2022, 2023, 2024, 2025 and 2026, subject to continued service.
(c)An award of 11,850 RSUs.  These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each February 14, 2023, 2024, 2025, 2026 and 2027, subject to continued service.

(4)Includes the following:
(a)An award of 15,016 RSUs, of which 9,010 remain unvested as of December 31, 2022.  These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each February 10, 2021, 2022, 2023, 2024, and 2025, subject to continued service.
(b)An award of 5,000 RSUs, of which 4,000 remain unvested as of December 31, 2022. These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each February 22, 2022, 2023, 2024, 2025 and 2026, subject to continued service.
(c)An award of 7,900 RSUs.  These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each February 14, 2023, 2024, 2025, 2026 and 2027, subject to continued service.
Option Exercises and Stock Vested. The following table provides information concerning option exercises and the vesting of stock during 2022 for each of our NEOs.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)

James S. Mahan III	—	$—	—	$—
William C Losch III	—	—	42,000	1,708,980
Renato Derraik	—	—	25,000	1,017,250
Gregory W. Seward	—	—	3,002	183,893
Steven J. Smits	—	—	4,003	245,605
(1)Value realized is based on the closing price on the date of vesting.
Pension Benefits. There are no pension benefits outstanding for our NEOs.
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans. There are no nonqualified defined contribution or other nonqualified deferred compensation plans for our NEOs.
Potential Payments Upon Termination or Change in Control
The following discussion presents the potential payments for each of our NEOs upon a termination of employment or change in control. Pursuant to applicable SEC rules, the analysis contained in this discussion does not consider or include payments made to a NEO with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of NEOs of the Company and that are available generally to all salaried employees. The actual amounts that would be paid upon a NEO’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Among other factors that could affect these amounts are the timing during the year of any such event and our stock price.
The Company’s NEOs serve at the discretion of the Board of Directors, and no NEO is party to an employment agreement.  In the event of a NEO’s termination of employment for any reason whatsoever, any severance benefits or other cash payments would be negotiated on an individual basis.

Awards Under the 2015 Omnibus Stock Incentive Plan. In the event a NEO voluntarily terminates his or her employment, he or she would forfeit all unvested equity awards.  The NEO would have three months from date of termination to exercise any vested stock options.
In the event of termination of a NEO’s employment by the Company, with or without Cause (as defined in the 2015 Omnibus Stock Incentive Plan and summarized below), he or she would forfeit all unvested equity awards.  The NEO would have three months from date of termination to exercise any vested stock options, unless the officer is terminated for Cause in which case he or she may not exercise any stock options after the date of termination.
As defined in the 2015 Omnibus Stock Incentive Plan, “Cause” is generally defined as:
•the officer’s performance of any act, or failure to perform any act, in bad faith and to the detriment of the Company or its subsidiaries;
•the officer’s dishonesty, intentional misconduct or material breach of any agreement with the Company or its subsidiaries;
•the removal of the officer from office or permanent prohibition of the officer from participating in the affairs of the Company or its subsidiaries by regulatory order;
•the occurrence of any event that results in the officer being excluded from coverage, or having coverage limited for the officer, under the Company’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees; or
•the officer’s commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.
In the event of termination of a NEO’s employment due to death or Disability (as defined in the 2015 Omnibus Stock Incentive Plan and summarized below), he or she would forfeit all unvested equity awards.  The NEO would have twelve months from the date of termination to exercise any vested stock options.
As defined in the 2015 Omnibus Stock Incentive Plan, “Disability” generally means a “disability” (or similar word) as defined under the long-term disability policy of the Company or its subsidiaries. If the Company or its subsidiaries do not have a long-term disability plan in place, “Disability” means that an officer is unable to carry out the responsibilities and functions of the position held by the officer by reason of any medically determinable physical or mental impairment for a period of not less than ninety consecutive days.
None of the outstanding equity awards for any NEO provides for acceleration or continued vesting of the awards in the event of retirement.
Terminations Involving a Change in Control. In the event of a change in control of the Company, defined as a Corporate Transaction in the 2015 Omnibus Stock Incentive Plan and summarized below,  unvested time-based RSUs would become fully vested immediately in the event a NEO’s employment is terminated within twelve months following a Corporate Transaction for any reason other than Cause.  All unvested stock options would become fully vested immediately in the event a NEO’s employment is terminated within twelve months following a Corporate Transaction for any reason other than Cause, and the NEO would have twelve months from the date of termination to exercise any vested options.
As defined in the 2015 Omnibus Stock Incentive Plan, “Corporate Transaction” generally means any of the following transactions:
•a merger or consolidation in which the Company is not the surviving entity (except for a transaction the principal purpose of which is to change the state in which the Company is incorporated);
•the sale, transfer or other disposition of all or substantially all of the assets of the Company;
•the complete liquidation or dissolution of the Company;

•any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of the Company’s common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or
•acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities.
Awards Under the 2008 Incentive Stock Option Plan. Mr. Smits has an outstanding stock option award under our 2008 Incentive Stock Option Plan (the “ISO Plan”) with certain terms and conditions that are different than those described above. All of Mr. Smits’s stock options under this award are fully vested and exercisable.
In the event of termination of Mr. Smits’s employment due to death or disability, Mr. Smits would have twelve months from the date of termination to exercise any vested, unexercised stock options under his ISO Plan award. In the event Mr. Smits’s employment is terminated after a change in control other than for cause or he retires, he would have three months from the date of termination to exercise any vested, unexercised stock options.
If the Company terminates Mr. Smits without cause, he would have thirty days from the date of termination to exercise any vested, unexercised stock options.
For purposes of Mr. Smits’s stock option awards under the ISO Plan, the term “disability” is defined in the same manner as such term is defined in Section 22(e)(3) of the Code. The term “change in control” is defined in the same manner as such term is defined in Section 409A of the Code and rules, regulations and guidance of general application thereunder. The term “retirement” means, subject to Board approval in each instance, (i) the termination of Mr. Smits’s employment under conditions which would constitute retirement under any tax qualified plan maintained by the Company or (ii) the termination of Mr. Smits’s employment after attaining age 65 years old. As of December 31, 2022, Mr. Smits was not eligible for retirement under these stock option awards.

The table below presents the amounts that would be owed to the NEOs under the 2015 Omnibus Stock Incentive Plan and the 2008 Incentive Stock Option Plan in the event of termination or a change in control.  In the case of voluntary or involuntary termination, death, disability and retirement, the presentation assumes that the NEO’s employment was terminated on December 31, 2022.  In the case of a change in control, the presentation assumes that the Corporate Transaction occurred on December 31, 2022 and, in the case of outstanding stock options, that the NEO’s employment was terminated on December 31, 2022, for a reason other than cause.

Name and Principal Position	Voluntary or Involuntary Termination	Death	Disability	Retirement	Change in Control

James S. Mahan III Chairman and Chief Executive Officer	$—	$—	$—	$—	$—

William C. Losch III Chief Financial Officer and Chief Banking Officer	—	—	—	—	5,264,464	(1)

Renato Derraik Chief Information and Digital Officer, Bank	—	—	—	—	3,258,580	(1)

Gregory W. Seward Chief Risk Officer and General Counsel	—	—	—	—	660,081	(1)

Steven J. Smits Chief Credit Officer	—	—	—	—	631,482	(1)

(1)Amounts shown for Messrs. Losch, Derraik, Seward, and Smits include the value of unvested RSUs that would become fully vested upon termination of their respective employment within twelve months following a Corporate Transaction for any reason other than Cause, calculated based on the closing price of our common stock on the last trading day of 2022.
Principal Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. James S. Mahan III, our CEO, as of December 31, 2022.
For 2022, our median employee annual total compensation (for all employees other than our CEO) was $115,561.  The annual total compensation for our CEO during the same period was $781,195.  Based on this information, the ratio of the annual total compensation of our CEO to the median employee was 6.8 to 1.
We identified our median employee using our entire workforce (other than our CEO), as of December 31, 2022, of approximately 957 full-time and part-time employees.  We utilized payroll records for fiscal 2022 wages as reported to the Internal Revenue Service.  We did not annualize compensation for employees who were not active for the entire year.  No full-time adjustments were made for part-time employees.  We identified our median employee using a standard median formula based on the compensation measure, which was consistently applied to all employees included in this calculation.  We believe the principal executive officer pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

With respect to the annual total compensation of the median employee, we identified and calculated compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $115,561.  With respect to the annual total compensation for the CEO, we used the amount reported in the “Total” column of our 2022 Summary Compensation Table.
Under the SEC’s rules and guidance, companies are allowed to adopt numerous ways to identify the median employee. In addition, other companies have different employee demographics and compensation and benefit practices. As a result, principal executive officer pay ratios reported by other companies may vary significantly and are likely not comparable to our CEO pay ratio.

Pay versus Performance

Pay versus Performance Table. The following table provides information for the years 2022, 2021 and 2020 with respect to the compensation of our principal executive officer (“PEO”), which is our chief executive officer, Mr. Mahan, the average compensation of our other non-PEO NEOs, and the performance measures set forth in the table, including the Company’s selected performance measure of book value per share.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1) (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (3) (4)	Total Shareholder Return (5)	Peer Group Total Shareholder Return (5)	Net Income (6) ($ in thousands)	Book Value Per Share (7)

2022	$781,195	$781,195	$1,207,866	$(4,211,841)	$130	$103	$176,208	$18.41
2021	884,380	884,380	9,833,931	16,358,379	373	114	166,995	16.39
2020	821,768	821,768	904,919	10,805,365	203	85	59,543	13.38
(1)Mr. Mahan served as the PEO for each year indicated.
(2)This is the amount of compensation actually paid to the PEO for each year, as set forth within the Summary Compensation Table “Total” column for the applicable year. The Company did not provide any stock or option awards for the PEO within the Summary Compensation Table. Compensation actually paid to the PEO was identical to the total compensation for the PEO reported for each applicable year within the Summary Compensation Table. No adjustments were made.
(3)For 2022, our non-PEO NEOs were Messrs. Losch, Derraik, Seward and Smits. For 2021, our non-PEO NEOs were Messrs. Losch and Derraik, Mr. S. Brett Caines, who served as our Chief Financial Officer until August 31, 2021, Mr. Garriott, President of Live Oak Bank, and Mr. Underwood, President of the Company. For 2020, our non-PEO NEOs were Messrs. Caines, Garriott, Smits and Underwood.
(4)This is the average compensation actually paid to the non-PEO NEOs for each applicable year, starting with the average of such amounts set forth within the Summary Compensation Table “Total” column for the applicable year. See Average of Non-PEO NEOs table below.
(5)The Company TSR and the Company’s Peer Group TSR reflected in these columns for each applicable fiscal year is calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation S-K. The peer group used to determine the Company’s Peer Group TSR for each applicable fiscal year is the KBW Nasdaq Regional Banking Index, as disclosed in our Annual Report for the year ended December 31, 2022 pursuant to Item 201(e) of Regulation S-K.
(6)Represents the amount of net income reflected in the Company’s audited financial statements for the year indicated.
(7)We have selected book value per share as our most important financial measure (that is not otherwise require to be disclosed in the table) used to link compensation actually paid to our NEOs to Company performance for fiscal year 2022. Book value per share is defined as total equity divided by total common shares outstanding.

To calculate the average compensation actually paid (“CAP”) to the other NEOs, the following amounts were deducted from and added to total compensation, as depicted in the Summary Compensation Table. No NEOs had any awards that vested in the same year they were granted, any awards granted in prior years that failed to vest, or any dividends or other earnings paid on awards in the year prior to vesting that are not reflected in total compensation for the applicable year, and therefore, no adjustments for those items were included in calculating CAP.

Average of Non-PEO NEOs	2022	2021	2020

Average Total Compensation Reported in Summary Compensation Table for the Year Indicated	$1,207,866	$9,833,931	$904,919

Adjustments:
Less, Average Grant Date Fair Value of Stock Awards Reported in the Summary Compensation Table for the Year Indicated	537,490	9,211,030	212,492
Plus, Average Year-End Fair Value of Awards Granted in the Year Indicated that were Outstanding and Unvested at Year-End of Such Year	256,473	14,577,430	560,894
Plus, Average Change in Fair Value of Awards Granted in Prior Years that were Outstanding and Unvested at Year-End (From Prior Year-End to Year-End)	(4,082,106)	261,261	3,013,040
Plus, Average Change in Fair Value of Awards Granted in Prior Years that Vested in the Year Indicated (From Prior Year-End to Vesting Date)	(1,056,584)	896,787	6,539,004
Average Total Adjustments	(5,419,707)	6,524,448	9,900,446

Average Compensation Actually Paid	$(4,211,841)	$16,358,379	$10,805,365

Pay versus Performance Tabular List. As described in the Compensation Discussion & Analysis beginning on page 27, our approach to compensation is designed to recognize both corporate and individual performance, promote long-term stock ownership, attract, retain and motivate talented employees, and balance risk and reward while taking into consideration shareholder feedback as well as market trends and practices. The most important financial measures used by the company to link CAP (as defined by SEC rules) to the Company’s NEOs for the most recently completed fiscal year to the Company’s performance are:

•Book Value Per Share
•Annual TSR
•Pre-Provision Net Revenue

Pay versus Performance Comparative Disclosure. While we utilize several performance measures to align executive compensation with performance, all of those measures are not presented in the Pay versus Performance table above. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as defined by SEC rules) for a particular year. The graphics below depicts the relationship between each financial performance measures in the Pay versus Performance table above and CAP to our CEO and, on average, to our other NEOs, for each the three applicable years.

Pay Versus TSR 2020-2022
Indexed Total Shareholder Return
$400
$350
$300
$250
$200
$150
$100
$50
$—
Compensation Actually Paid (in thousands)
$18,000
$13,500
$9,000
$4,500
$—
$(4,500)
2020
2021
2022
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Total Shareholder Return
Peer Group Total Shareholder Return

Pay Versus Book Value 2020-2022
$20
$16
$12
$8
$4
$—
Book Value Per Share
$18,000
$13,500
$9,000
$4,500
$—
$(4,500)
Compensation Actually Paid (in thousands)
2020
2021
2022
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Book Value Per Share

Pay Versus Net Income 2020-2022
$200
$150
$100
$50
$—
$(50)
Annual Net Income (in millions)
$18,000
$13,500
$9,000
$4,500
$—
$(4,500)
Compensation Actually Paid (in thousands)
2020
2021
2022
Net Income
Average Compensation Actually Paid to Non-PEO NEOs
Compensation Actually Paid to PEO

Director Compensation
Board Fees. For 2022, each non-employee director was paid an annual retainer of $60,000. The chair of the Audit and Risk Committee received an additional annual retainer of $36,000. The chairs of the Compensation Committee, the Nominating and Corporate Governance Committee, the Bank’s Directors Loan Committee, and the Bank’s Asset & Liability Committee each received an additional annual retainer of $15,000.  Each non-employee director who is a member of the Bank’s Directors Loan Committee each received an additional annual retainer of $15,000. In December 2020, a Special Committee was established under the direction of our Board of Directors.  Each non-employee director of the Special Committee received an additional quarterly retainer of $5,000 in 2022.
2015 Omnibus Stock Incentive Plan. Our directors are eligible for awards under our 2015 Omnibus Stock Incentive Plan. The awards may be issued in the form of stock options, restricted stock, RSUs or stock appreciation rights.  Each non-employee director, other than Messrs. Crawford and Valine, received an award of 2,050 RSUs on May 17, 2022, valued at $80,012. Mr. Crawford received a prorated award of 1,881 RSUs on August 22, 2022. The stock closing price from July 20, 2022, Mr. Crawford’s date of appointment, was used to calculate the prorated number of RSUs. Mr. Crawford’s August 22, 2022 RSU grant was valued at $66,663. Mr. Valine received a prorated award of 1,503 RSUs on November 14, 2022 with a fair value of $53,341 based on the market closing price on Mr. Valine’s appointment date of September 15, 2022. Information regarding the 2015 Omnibus Stock Incentive Plan can be found under the heading “2015 Omnibus Stock Incentive Plan” on page 30.

The following table presents a summary of all compensation paid by the Company to its non-employee directors for their service during the year ended December 31, 2022.  Directors of the Company who are also employees are not separately compensated for their service on the Board of Directors.  No director received any non-equity incentive plan compensation or non-qualified deferred compensation earnings in 2022.

Name of Director	Fees Earned or Paid in Cash	Stock Awards (3)	Option Awards (4)	All Other Compensation	Total

Tonya W. Bradford	$100,000	$80,012	$—	$—	$180,012
William H. Cameron	90,000	80,012	—	—	170,012
Casey S. Crawford (1)	26,935	66,663	—	—	93,598
Diane B. Glossman	130,000	80,012	—	—	210,012
Glen F. Hoffsis	75,000	80,012	—	—	155,012
David G. Lucht	90,000	80,012	—	—	170,012
Miltom E. Petty	96,000	80,012	—	—	176,012
Yousef A. Valine (2)	17,667	53,341	—	—	71,008

(1)Mr. Crawford was appointed as a member of our Board of Directors effective July 20, 2022.
(2)Mr.Valine was appointed as a member of our Board of Directors effective September 15, 2022.
(3)Each non-employee director, but for Messrs. Crawford and Valine, received an award of 2,050 RSUs with a grant date fair value of $80,012 on May 17, 2022.  The RSUs vest on May 1, 2023.  On August 22, 2022, Mr. Crawford received a pro-rated award of 1,881 RSUs with a fair value of $66,663 based on the market closing price on Mr. Crawford’s appointment date of July 20, 2022.  The RSUs vest on August 21, 2023. On November 14, 2022, Mr. Valine received a pro-rated award of 1,503 RSUs with a fair value of $53,341 based on the market closing price on Mr. Valine’s appointment date of September 15, 2022.  The RSUs vest on November 13, 2023. There were no other RSUs outstanding for any director as of December 31, 2022.
(4)No options were awarded to non-employee directors in 2022.  At December 31, 2022, each of Mr. Cameron and Mr. Petty had 30,000 options outstanding, of which all 30,000 were exercisable.  Dr. Hoffsis had 15,000 options outstanding, of which all 15,000 were exercisable.

PROPOSAL 2: APPROVAL OF AMENDMENT OF THE COMPANY'S
2015 OMNIBUS STOCK INCENTIVE PLAN

The Proposed Amendment
Subject to shareholder approval, the Board of Directors has approved an amendment of the Company’s 2015 Omnibus Stock Incentive Plan to increase the shares available for issuance upon the grant of equity awards under the Omnibus Plan. The amendment, which we believe will aid the Company and its subsidiaries, including the Bank, in attracting and retaining the personnel necessary for continued growth, provides that 3,000,000 shares will be added to the aggregate number of shares that may be issued under the Omnibus Plan. If the amendment of the Omnibus Plan is approved, the aggregate number of shares of the Company’s voting common stock that may be issued pursuant to the Omnibus Plan will be 13,750,000 shares, less such shares as are issued or subject to outstanding grants under the Prior Plans since the date of adoption of the Omnibus Plan in March 2015. Equity awards are a significant part of our ability to attract, retain, and motivate people whose skills and performance are critical to our success. We believe that linking key employee compensation to corporate performance increases employee motivation to improve shareholder value and aligns the interests of our personnel with those of our shareholders.
While this summary sets forth the material terms of the Omnibus Plan as it is proposed to be amended, the Company’s shareholders have already approved the Omnibus Plan, and Proposal 2 relates only to the proposed amendment of the Omnibus Plan described below.
If the proposed amendment is not approved, the Omnibus Plan will remain in full force and effect without the proposed increase in the number of shares of the Company’s stock that may be issued pursuant to the Omnibus Plan. In this event, the Company might lack the ability to recruit and retain key employees, which could adversely affect the Company’s ability to offer effective incentives to participants that are consistent with market practices.
Following is a summary of the principal features of the Omnibus Plan. The summary is qualified by the full text of the Omnibus Plan. A copy of the Omnibus Plan was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 27, 2016, and a copy of the most recent amendment to the Omnibus Plan was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 12, 2021. You may access these documents through the SEC’s electronic data system called EDGAR at www.sec.gov. The full text of the proposed form of amendment of the Omnibus Plan is attached as Appendix A to this Proxy Statement and incorporated by reference into this Proposal 2. Additionally, any shareholder wishing to receive a copy of the Omnibus Plan or the proposed form of amendment of the Omnibus Plan free of charge should contact Corporate Secretary, Live Oak Bancshares, Inc., 1741 Tiburon Drive, Wilmington, North Carolina 28403.

Key Provisions
Following are the key provisions of the Omnibus Plan, as amended:

Provision of Plan	Description

Eligible Participants:	Employees, directors, and consultants of our Company, any parent or subsidiary of our Company, and any successor entity that adopts the Omnibus Plan. As of March 10, 2023, there were approximately 974 employees and 8 non-employee directors eligible to receive awards under the Omnibus Plan.
Award Types:	• Incentive stock options • Nonstatutory stock options • Stock appreciation rights ("SARs") • Dividend equivalent rights • Restricted stock awards • Restricted stock unit awards
Vesting:	Determined by our Board of Directors.
Award Limits:	No grantee may be granted an award of stock options or SARs in any calendar year with respect to more than five hundred thousand (500,000) shares of the Company’s voting common stock, or an award of restricted stock, restricted stock units, dividend equivalent rights, or other awards that are valued with reference to shares covering more than one million one hundred thousand (1,100,000) shares.
Repricings:	Repricing of outstanding awards is not permitted without the approval of our shareholders, except for certain ratable capitalization adjustments as set forth in the Omnibus Plan.
Market Value of Securities:	The closing price of our voting common stock on the NYSE on March 10, 2023, was $28.55.
Effective Date:	The Omnibus Plan originally became effective on March 20, 2015, was amended and restated upon shareholder approval effective May 24, 2016, and was amended upon shareholder approval effective May 15, 2018 and May 11, 2021.
Plan Termination Date:	May 24, 2026, which is ten years from the May 24, 2016 effective date of the 2016 amendment and restatement.
Administration
The Omnibus Plan is currently administered by the Compensation Committee of our Board of Directors. The plan administrator has the full authority to select recipients of the grants, determine the extent of the grants, establish additional terms, conditions, rules or procedures to accommodate rules or laws of applicable non-U.S. jurisdictions, adjust awards and to take any other action deemed appropriate; however, no action may be taken that is inconsistent with the terms of the Omnibus Plan.
Available Shares
There are currently 10,750,000 shares issuable under the Omnibus Plan. Of this total, 6,739,756 shares have already been issued and 3,301,470 shares are issuable pursuant to outstanding awards under the Omnibus Plan as of March 10, 2023, which includes 274,682 shares that are issuable pursuant to outstanding awards under the Prior Plans as of March 10, 2023.1 This leaves 708,774 shares remaining and available for issuance pursuant to future awards under the Omnibus Plan as of March 10, 2023. If Proposal 2 is approved, 3,000,000 shares will be added to the aggregate number of shares that may be issued under the Omnibus Plan. This would bring the total number of shares issuable under the Omnibus Plan to 13,750,000, with 3,708,774 shares available for issuance pursuant to future awards.
1 The Omnibus Plan replaced the Prior Plans in March 2015. Shares issuable pursuant to outstanding awards under the Prior Plans were included in the number of shares issuable under the Omnibus Plan at the time it was adopted in 2015. As such, shares that have been issued or are issuable under the Prior Plans reduce the number of shares we may issue pursuant to new awards under the Omnibus Plan.

Any shares covered by an award which is forfeited, canceled, or expires shall be deemed to have not been issued for purposes of determining the maximum aggregate number of shares which may be issued under the Omnibus Plan. Shares that actually have been issued under the Omnibus Plan pursuant to an award shall not be returned to the Omnibus Plan and shall not become available for future issuance under the Omnibus Plan other than unvested shares that are forfeited. To the extent that cash is delivered in lieu of shares of voting common stock upon the exercise of a stock appreciation right, we shall be deemed, for purposes of applying the limitation on the number of shares, to have issued the greater of the number of shares of voting common stock which we were entitled to issue upon such exercise or on the exercise of any related option. Shares of voting common stock reacquired by us on the open market or otherwise using cash proceeds from the exercise of options shall not be available for awards under the Omnibus Plan.
Eligibility and Types of Awards
The Omnibus Plan permits us to grant the following types of awards to our employees, directors, and consultants.
Stock Options. A stock option may be an incentive stock option, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or a nonstatutory stock option. However, only our employees (or employees of our parent company or subsidiaries, if any) may be granted incentive stock options. Incentive and nonstatutory stock options are granted pursuant to option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the Omnibus Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of our voting common stock on the date of grant. Options granted under the Omnibus Plan vest and become exercisable at the rate specified by the plan administrator.
The plan administrator determines the term of the stock options granted under the Omnibus Plan, up to a maximum of 10 years, except in the case of certain incentive stock options, as described below. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionholder may exercise any options vested as of the date of termination, but only during the post-termination exercise period designated in the optionholder’s stock option agreement. The plan administrator may determine such other portion of the optionholder’s unvested award that may be exercised during the post-termination exercise period. The optionholder’s stock option agreement may provide that upon the termination of the optionholder’s relationship with us for cause, the optionholder’s right to exercise its options shall terminate concurrently with the termination of the relationship. If an optionholder’s service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or beneficiary may exercise any vested options for a period of 12 months. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws or such longer period as specified in the stock option agreement but in no event beyond the expiration of its term.
Acceptable consideration for the purchase of voting common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (a) cash or check, (b) delivery of a promissory note acceptable to the plan administrator (subject to minimum interest provisions set forth in the Omnibus Plan), (c) a broker-assisted cashless exercise, (d) the tender of voting common stock previously owned by the optionholder, (e) a net exercise of the option, (f) past or future services rendered, (g) any combination of the foregoing methods of payment, and (h) any other legal consideration approved by the plan administrator.
Unless the plan administrator provides otherwise, awards generally are not transferable except by will or the laws of descent and distribution. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder’s death.

Incentive stock options may be granted only to our employees (or to employees of our parent company or subsidiaries, if any). The aggregate fair market value, determined at the time of grant, of shares of our voting common stock with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under the Omnibus Plan may not exceed $100,000. No incentive stock option may be granted to any employee who, at the time of the grant, owns or is deemed to own stock representing more than 10% of the voting power of all classes of our stock or any of our affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (b) the term of the incentive stock option does not exceed five years from the date of grant.
Stock Appreciation Rights. Stock appreciation rights may be granted under the Omnibus Plan either concurrently with the grant of an option or alone, without reference to any related stock option. The plan administrator determines both the number of shares of voting common stock related to each stock appreciation right and the exercise price for a stock appreciation right, within the terms and conditions of the Omnibus Plan, provided that the exercise price of a stock appreciation right cannot be less than 100% of the fair market value of the voting common stock subject thereto on the date of grant. In the case of a stock appreciation right granted concurrently with a stock option, the number of shares of voting common stock to which the stock appreciation right relates will be reduced in the same proportion that the holder of the related stock option exercises the option.
The plan administrator determines whether to deliver cash in lieu of shares of voting common stock upon the exercise of a stock appreciation right. If voting common stock is issued, the number of shares of voting common stock that will be issued upon the exercise of a stock appreciation right is determined by dividing (i) the number of shares of voting common stock as to which the stock appreciation right is exercised multiplied by the amount of the appreciation in such shares, by (ii) the fair market value of a share of voting common stock on the exercise date.
If the plan administrator elects to pay the holder of the stock appreciation right cash in lieu of shares of voting common stock, the holder of the stock appreciation right will receive cash equal to the fair market value on the exercise date of any or all of the shares which would otherwise be issuable.
The exercise of a stock appreciation right related to a stock option is permissible only to the extent that the stock option is exercisable under the terms of the Omnibus Plan on the date of surrender. Any incentive stock option surrendered will be deemed to have been converted into a nonstatutory stock option immediately prior to such surrender.
Dividend Equivalent Rights. Dividend equivalent rights entitle the grantee to compensation measured by dividends paid with respect to the Company’s voting common stock.
Restricted Stock. Restricted stock awards are awards of shares of our voting common stock that vest in accordance with established terms and conditions. The plan administrator sets the terms of the restricted stock awards, including the size of the restricted stock award, the price (if any) to be paid by the recipient, the vesting schedule, and any performance criteria that may be required for the stock to vest. The restricted stock award may vest based on continued employment and/or the achievement of performance goals. If a participant’s service terminates before the restricted stock is fully vested, all of the unvested shares generally will be forfeited to, or repurchased by, us.
Restricted Stock Units. A restricted stock unit is a right to receive stock or cash equal to the value of a share of stock at the end of a set period or upon the occurrence of designated events. No stock is issued at the time of grant. The plan administrator sets the terms of the restricted stock unit award, including the size of the restricted stock unit award, the consideration (if any) to be paid by the recipient, the vesting schedule, any performance criteria and the form (stock or cash) in which the award will be settled. When a participant’s service terminates, the unvested portion of the restricted stock unit award generally will be forfeited.

Performance-Based Compensation
The Omnibus Plan establishes procedures for the Company to grant restricted stock and restricted stock units that are structured so that they will vest only upon attainment of performance goals established by the Compensation Committee. Prior to the enactment of the Tax Cuts and Jobs Act, awards under this provision of the Omnibus Plan were eligible to qualify as performance-based compensation within the meaning of Section 162(m) of the Code. For tax years beginning after December 31, 2017, the performance-based compensation exception to Section 162(m) has been removed, and any future awards based upon the attainment of performance goals will not be excluded from the $1,000,000 limitation on deductible compensation described in Section 162(m). Notwithstanding these changes in the law, the requirements of the Omnibus Plan with respect to any performance-based awards are not being changed at this time.
Performance-based restricted stock and restricted stock units, in addition to meeting the regular requirements of the Omnibus Plan for the grant of such awards, including a maximum grant per employee of 1,100,000 shares of voting common stock per year, are structured so that they will vest only upon attainment of performance goals established by the Compensation Committee. The performance goals will be based upon one or more objectively determinable business measures, which may be applied with respect to the Company, any business unit, or, if applicable, any covered employee, and may be measured in absolute terms or relative to a peer-group or other market measure basis over a specified performance measurement period. The Compensation Committee may establish additional vesting requirements that must be met in addition to the performance goals, which additional vesting requirements may be met in the performance measurement period or afterwards. The additional vesting requirements might include, without limitation, a requirement that the grantee be in the employ of the Company (or on military or family medical leave) at the payment date, although that condition may be waived by the Compensation Committee in its discretion.
The business measures that may be used to establish the performance goals are limited to one or more of the following:
•Net earnings or net income (before or after taxes);
•Earnings per share;
•Net sales growth;
•Net operating profit;
•Return measures (including, but not limited to, return on assets, capital, equity, or sales);
•Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);
•Cash flow per share;
•Earnings before or after taxes, interest, depreciation, and/or amortization;
•Gross or operating margins;
•Productivity ratios;
•Share price (including, but not limited to, growth measures and total shareholder return);
•Expense targets or ratios;
•Charge-off levels;
•Improvement in or attainment of revenue levels;
•Deposit growth;
•Margins;
•Operating efficiency;
•Operating expenses;
•Economic value added;
•Improvement in or attainment of expense levels;
•Improvement in or attainment of working capital levels;
•Debt reduction;
•Capital targets; and
•Consummation of acquisitions, dispositions, projects or other specific events or transactions.

Following the completion of the applicable performance measurement period and after receiving the financial and other necessary data for the period, the Compensation Committee (or the designated subcommittee, as applicable) will determine whether and to what extent the performance goals for the performance-based restricted stock or restricted stock unit award have been met. The Compensation Committee will determine, based upon the objectively determined achievement of the performance goals, the number of performance-based shares of restricted stock or restricted stock units of the award that have become vested on the completion of the performance goals. The Compensation Committee, in its sole discretion, may decrease, but may not increase, the number of shares of restricted stock and restricted stock units that are vested. For awards of restricted stock units, once payment is due, the Company will issue the grantee shares of voting common stock equal to the number of vested performance-based restricted stock units.
Corporate Transactions
Effective upon the consummation of a corporate transaction such as a merger, all outstanding awards under the Omnibus Plan shall terminate unless they are assumed in connection with the corporate transaction.
The plan administrator has the authority, exercisable either in advance of any actual or anticipated corporate transaction or at the time of an actual corporate transaction and exercisable at the time of the grant of an award under the Omnibus Plan or any time while an award remains outstanding, to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested awards under the Omnibus Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such awards in connection with a corporate transaction, on such terms and conditions as the plan administrator may specify. The plan administrator may also condition any such award’s vesting and exercisability or release from such limitations upon the subsequent termination of the continuous service of the holder of the award within a specified period following the effective date of the corporate transaction. The plan administrator may provide that any awards so vested or released from such limitations in connection with a corporate transaction shall remain fully exercisable until the expiration or sooner termination of the award.
Amendment and Termination
The Board of Directors may amend, suspend, or terminate the Omnibus Plan, except that it may not amend the Omnibus Plan in any way that would adversely affect a participant with respect to an award previously granted. In addition, certain amendments are only permitted with shareholder approval, including an increase in the number of shares reserved under the Omnibus Plan, modifications to the provisions of the Omnibus Plan regarding the grant of incentive stock options, modifications to the provisions of the Omnibus Plan regarding the exercise prices at which shares may be offered pursuant to options, extension of the Omnibus Plan’s expiration date, and certain modifications to awards, such as reducing the exercise price per share, canceling and regranting new awards with lower prices per share than the original prices per share of the cancelled awards, or canceling any awards in exchange for cash or the grant of replacement awards with an exercise price that is less than the exercise price of the original awards.
Tax Withholding
The Board of Directors may require a participant to satisfy any federal, state, local, or foreign tax withholding obligation relating to a stock award by (a) causing the participant to tender a cash payment, (b) withholding shares of voting common stock from the shares of voting common stock issued or otherwise issuable to the participant in connection with the award, (c) delivering to the Company already-owned shares of voting common stock, (d) selling shares of voting common stock from the shares of voting common stock issued or otherwise issuable to the participant in connection with the award, (e) withholding cash from an award settled in cash or other amounts payable to the participant, and/or (f) any other means that the plan administrator determines both to comply with applicable laws and be consistent with the purposes of the Omnibus Plan.

Summary of Certain U.S. Federal Income Tax Consequences of the Omnibus Plan
The following summary is intended only as a general guide to the U.S. federal income tax consequences under current law of participation in the Omnibus Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. The summary does not purport to be complete, and it does not address the tax consequences of the participant’s death, any tax laws of any municipality, state or foreign country in which a participant might reside, or any other laws other than U.S. federal income tax laws. Furthermore, the tax consequences are complex and subject to change, and a taxpayer’s particular situation may be such that some variation of the described rules is applicable. Recipients of awards under the Omnibus Plan should consult their own tax advisors to determine the tax consequences to them arising from the receipt or exercise of the awards, and the ownership and disposition of any underlying securities.
Incentive Stock Options. A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code.
If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the option exercise price. Upon such a qualifying disposition, we will not be entitled to any income tax deduction.
If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.
The excess of the fair market value of the shares on the exercise date of an incentive stock option over the option exercise price is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.
Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income as the result of the grant of such an option so long as (a) the exercise price is not less than the fair market value of the stock on the date of grant and (b) the option (and not the underlying stock) does not have a readily ascertainable fair market value at such time. Upon exercise of a nonstatutory stock option, the participant normally recognizes ordinary income in the amount of the excess of the fair market value of the shares on the exercise date over the option price for the shares. If the participant is an employee, such ordinary income amount will be subject to income tax withholding and payroll taxes. Generally, we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which such ordinary income is recognized by the participant.
Upon the disposition of stock acquired by the exercise of a nonstatutory stock option the participant will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis includes both the option price and the amount previously recognized by the participant as ordinary income.
Stock Appreciation Rights. A participant will not normally recognize taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of voting common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally will be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation).
Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the difference between the fair market value of the shares on the “determination date” (as defined below) and the purchase price paid, if any. If the participant is an employee, such ordinary income, when recognized, generally is subject to withholding of income and employment taxes. The “determination date” is the date on which the participant acquires the shares unless they are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable, or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the IRS no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. We generally will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the year in which such ordinary income is recognized by the participant.
Restricted Stock Units. A participant will not normally recognize taxable income upon the grant of a restricted stock unit award. In general, the participant will recognize ordinary income in the year in which the units vest and are settled in an amount equal to any cash received and the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction equal to the amount of ordinary income recognized by the participant.
Performance Awards, Other Stock-Based Awards. Normally, a participant will not recognize taxable income upon the grant of performance awards and other stock-based awards. Subsequently, when the conditions and requirements for the grants have been satisfied and the payment determined, any cash received and the fair market value of any common stock received will constitute ordinary income to the participant. The Company also will (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) then be entitled to a deduction in the same amount. If the participant is an employee, such ordinary income will be subject to income tax withholding and payroll taxes.

Potential Limitations on Deductions. Section 162(m) of the Code limits the deductibility for federal income tax purposes of certain compensation paid to any persons who are “covered employees” of our Company in excess of $1,000,000. For purposes of Section 162(m), the term “covered employee” generally includes our chief executive officer, our chief financial officer, our three other most highly compensated officers, any individual who was a covered employee for any taxable year beginning after December 31, 2016, and, for any taxable year beginning after December 31, 2026, the next five highest-compensated employees. Awards in effect as of November 2, 2017, not modified in any material respect after that date, and that qualify as “performance-based compensation” within the meaning of Section 162(m) as in effect prior to the enactment of the Tax Cuts and Jobs Act are exempt from Section 162(m), thereby permitting us to claim the full federal tax deduction otherwise allowed for such compensation. It is intended that certain awards previously granted under the Omnibus Plan qualify as performance-based compensation that is exempt from the $1 million deduction limitation. Effective for tax years beginning after December 31, 2017, the exemption from the $1 million deduction limitation for performance-based compensation has been removed from Section 162(m) and will no longer be available for future awards.
In addition to considerations under Section 162(m), the Company’s ability to realize the benefit of any tax deductions described above depends on our generation of taxable income as well as the requirement of reasonableness, other limitations on deductions in the Code, and the satisfaction of tax reporting obligations.
New Plan Benefits
Future grants under the Omnibus Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, benefits under the Omnibus Plan will depend on a number of factors, including the fair market value of the Company’s voting common stock on future dates and the exercise decisions made by grantees. Consequently, it is not possible to determine the benefits that might be received in the future by participants under the Omnibus Plan.
For information relating to grants under the Omnibus Plan for the year ended December 31, 2022, to our NEOs, see “Executive Compensation and Other Matters – Summary Compensation and Other Tables – Grants of Plan-Based Awards” above.
Required Vote
Assuming the presence of a quorum at the Annual Meeting, the number of votes cast for approval of the proposed amendment of the Omnibus Plan must exceed the number of votes cast against the proposal in order for the proposal to be approved. Abstentions and broker nonvotes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSED AMENDMENT OF THE 2015 OMNIBUS STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY’S VOTING COMMON STOCK THAT MAY BE ISSUED UNDER SUCH PLAN.

PROPOSAL 3: NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
Section 14A of the Exchange Act requires that the Company include in its Proxy Statement a resolution subject to a shareholder advisory vote on the compensation paid to the Company’s NEOs as disclosed in this Proxy Statement (commonly referred to as a “say-on-pay” vote).
The compensation paid to the Company’s NEOs is disclosed in this Proxy Statement in the section above entitled “Executive Compensation and Other Matters.” The compensation of the Company’s NEOs is designed to enable the Company and its subsidiary bank to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive banking environment. Shareholders are being asked to cast a non-binding, advisory vote on the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to Live Oak Bancshares, Inc.’s named executive officers who are set forth in the summary compensation table of this Proxy Statement, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and the related narrative discussion in this Proxy Statement.”
The affirmative vote of a majority of our voting common stock present or represented and voting on our executive compensation is required to approve our executive compensation. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
This “say-on-pay” advisory vote is not binding on the Board of Directors. The vote will not be construed to overrule any decision by the Company or the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics and the opinions of the Company’s shareholders. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the Company’s executive compensation programs.
When you cast your vote, we urge you to consider the description of our executive compensation program contained in the compensation discussion and analysis and the accompanying tables and narrative disclosures.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE ABOVE RESOLUTION REGARDING THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4:  RATIFICATION OF INDEPENDENT AUDITORS
On June 1, 2022, the Company was notified that Dixon Hughes Goodman LLP (“DHG”), which was then serving as the Company’s independent registered public accounting firm, had merged with BKD, LLP (“BKD”). The combined practice now operates under the name FORVIS, LLP (“FORVIS”).
The Audit and Risk Committee of the Company’s board of directors appointed FORVIS, as the successor by merger to DHG, as the Company’s independent registered public accounting firm.
DHG’s reports on the Company’s financial statements for the fiscal years ended December 31, 2020, and December 31, 2021 do not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
During the Company’s two most recent fiscal years ended December 31, 2020, and December 31, 2021, and during the period from December 31, 2021 until June 1, 2022, the date of DHG’s merger with BKD, there were no disagreements with DHG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.
During the fiscal years ended December 31, 2020 and December 31, 2021, and during the period from December 31, 2021 until June 1, 2022, the date of DHG’s merger with BKD, neither the Company nor anyone on its behalf consulted with BKD prior to its merger with DHG regarding the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matter or reportable event listed in Items 304(a)(2)(i) or (ii) of SEC Regulation S-K.
On June 3, 2022, the Company filed a Current Report on Form 8-K addressing the change in the Company’s certifying accountant and provided the report to DHG and asked that FORVIS furnish the Company with a letter addressed to the SEC stating whether it agreed with the statements made by the Company in response to Item 304(a) of SEC Regulation S-K. The Company included that letter as Exhibit 16.1 to the Current Report on Form 8-K.
The Audit and Risk Committee, pursuant to authority granted to it by the Board of Directors, has appointed FORVIS, independent registered public accountants, as the Company’s independent auditors for 2023.  The Board of Directors has ratified and confirmed the appointment.  A representative of FORVIS is expected to be present at the Annual Meeting and available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.
The Board of Directors is submitting this proposal to the vote of the shareholders as a matter of good corporate governance.  If shareholders do not ratify the selection of FORVIS, the Audit and Risk Committee will reconsider, but might not change, their appointment.

The Company has paid FORVIS fees in connection with its assistance in the Company’s annual audit, review of the Company’s financial statements and certain other matters.  The following table sets forth FORVIS fees in various categories during 2022 and 2021.
AUDIT FEES

Category	2022	2021

Audit Fees (1)	$484,532	$443,225
Audit-Related Fees (2)	12,500	12,000
Tax Fees (3)	236,501	5,000
All Other Fees (4)	21,000	—
Total Fees Paid	$754,533	$460,225

(1)Includes fees paid or expected to be paid for audits of annual consolidated financial statements, reviews of consolidated financial statements included in quarterly reports on Form 10-Q, consents issued, reviews of registration statements, and reviews of various Form 8-Ks.
(2)Includes fees paid for audit of employee benefit plan.
(3)Includes fees paid or expected to be paid for services relating to tax planning, compliance and consulting.
(4)Includes fees paid for other consulting services.
All services rendered by FORVIS during 2022 were subject to pre-approval by the Audit and Risk Committee.  The Audit and Risk Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent auditors.  Under this policy, each year at the time it engages the independent auditor, the Audit and Risk Committee pre-approves the engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services to be performed during the year.  All other permitted non-audit services are required to be pre-approved by the Audit and Risk Committee on an engagement-by-engagement basis.  The Audit and Risk Committee has considered whether FORVIS’s provision of other non-audit services to the Company is compatible with maintaining independence of FORVIS.  The Audit and Risk Committee has determined that it is compatible with maintaining the independence of FORVIS.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 4 RATIFYING FORVIS, LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2023.

Report of the Audit and Risk Committee
The Audit and Risk Committee of the Company is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the Company’s internal audit program. The Audit and Risk Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention. The Audit and Risk Committee has in place pre-approval policies and procedures that require an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.
During the course of its examination of the Company’s audit process in 2022, the Audit and Risk Committee reviewed and discussed the audited financial statements with management. The Audit and Risk Committee also discussed with the independent auditors, FORVIS, LLP, all matters that are required to be discussed in accordance with standards adopted by the Public Company Accounting Oversight Board (“PCAOB”). Furthermore, the Audit and Risk Committee received from FORVIS, LLP disclosures regarding their independence in accordance with applicable standards of the PCAOB, and have discussed with FORVIS, LLP their independence.
Based on the review and discussions above, the Audit and Risk Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.
This report is submitted by the Audit and Risk Committee:

Miltom E. Petty, Chair
Tonya W. Bradford
Diane B. Glossman
William H. Cameron
Yousef A. Valine

OTHER MATTERS
The Board of Directors knows of no other business that will be brought before the Annual Meeting.  Should other matters be properly presented for action at the Annual Meeting, the Proxies, or their substitutes, will be authorized to vote shares represented by appointments of proxy according to their best judgment.
PROPOSALS FOR 2024 ANNUAL MEETING
Shareholders may present proposals for action at meetings of shareholders only if they comply with the proxy rules established by the SEC, applicable North Carolina law and our Bylaws.
Under SEC Rule 14a-8, in order for a shareholder proposal to be included in our proxy solicitation materials for the 2024 Annual Meeting, it must be delivered to our principal executive offices located at 1741 Tiburon Drive, Wilmington, North Carolina 28403 by December 2, 2023; provided, however, that if the date of the 2024 Annual Meeting is more than 30 days before or after May 16, 2024, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials for such Annual Meeting.
Our Bylaws permit any shareholder of voting common stock to nominate directors. Shareholders wishing to nominate a director must deliver written notice of the nomination to our Corporate Secretary at least 120 days prior to the meeting at which directors will be elected. The shareholder making such nomination must also submit a detailed resume of the nominee, stating the reasons why such person would be qualified to serve on the Board of Directors and the written consent of the nominee that, if elected, such nominee would serve as a member of the Board of Directors. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the SEC’s “universal proxy” rules, shareholders who intend to solicit proxies in support of director nominees must include the additional information required by SEC Rule 14a-19(b).
Management’s proxy holders for the 2024 Annual Meeting will have discretion to vote proxies given to them on any shareholder proposal of which the Company does not have notice on or before February 15, 2024.
HOUSEHOLDING MATTERS
The SEC has adopted rules that permit companies to deliver a single copy of proxy materials to multiple shareholders sharing an address unless a company has received contrary instructions from one or more of the shareholders at that address. This means that only one copy of the proxy materials may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of the proxy materials either now or in the future, please contact our Corporate Secretary at the Company’s offices at 1741 Tiburon Drive, Wilmington, North Carolina 28403 or at (910) 790-5867. Upon written or oral request to the Corporate Secretary, the Company will provide a separate copy of the proxy materials. In addition, shareholders at a shared address who receive multiple copies of proxy materials may request to receive a single copy of proxy materials in the future in the same manner as described above.
SHAREHOLDER COMMUNICATIONS
The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors; however, any shareholder may submit written communications to our Corporate Secretary at the Company’s offices at 1741 Tiburon Drive, Wilmington, North Carolina 28403, and such communications will be forwarded to the Board of Directors as a group or to the individual director or directors addressed.
Shareholders and other interested parties wishing to communicate with the independent directors as a group may do so by sending a written communication addressed to our Corporate Secretary, Live Oak Bancshares, Inc., 1741 Tiburon Drive, Wilmington, North Carolina 28403.

ANNUAL REPORT ON FORM 10-K
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC is accessible free of charge in the investor relations section of our website at www.liveoakbank.com. The Annual Report on Form 10-K contains audited consolidated balance sheets of the Company as of December 31, 2022 and 2021, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2022. You can request a copy of our Annual Report on Form 10-K free of charge by contacting our Corporate Secretary, Live Oak Bancshares, Inc., 1741 Tiburon Drive, Wilmington, North Carolina 28403.

Appendix A

AMENDMENT OF THE
LIVE OAK BANCSHARES, INC. 2015 OMNIBUS STOCK INCENTIVE PLAN

WHEREAS, Live Oak Bancshares, Inc. (the “Company”), maintains the 2015 Omnibus Stock Incentive Plan, as amended and restated (the “Plan”); and

WHEREAS, pursuant and subject to Section 16(a) of the Plan, the board of directors of the Company (the “Board”) is authorized to amend the Plan, subject to the approval of the Company’s shareholders in certain circumstances; and

WHEREAS, the Board deems it to be in the best interests of the Company to amend the Plan as set forth below, and to submit such amendment for shareholder approval at the next annual meeting of shareholders of the Company.

NOW, THEREFORE, in accordance with the provisions of Section 16(a) of the Plan and conditioned upon the receipt of shareholder approval as described therein, the Plan is hereby amended in the following respects:

1.Section 3(a) of the Plan is deleted in its entirety and the following substituted in lieu thereof:

(a) Subject to adjustment as described in Section 13 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 13,750,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

2.Except as herein amended, the terms and provisions of the Plan shall remain in full force and effect as originally adopted and approved, as amended to date.

IN WITNESS WHEREOF, the undersigned officer of the Company attests that the foregoing Amendment of the Live Oak Bancshares, Inc. 2015 Omnibus Stock Incentive Plan was adopted by the Board on March 23, 2023 and approved by the Company’s shareholders on May [•], 2023.

LIVE OAK BANCSHARES, INC.

By: ___________________________
James S. Mahan III
Chairman and Chief Executive Officer
A-1

LIVE OAK BANCSHARES, INC.
1741 TIBURON DRIVE
WILMINGTON, NC 28403

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V00218-P88401

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LIVE OAK BANCSHARES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. **Election of Directors**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Tonya W. Bradford
02) William H. Cameron
03) Casey S. Crawford
04) Diane B. Glossman
05) Glen F. Hoffsis
06) David G. Lucht
07) James S. Mahan III
08) Miltom E. Petty
09) Neil L. Underwood
10) Yousef A. Valine
11) William L. Williams III

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V00219-P88401

REVOCABLE PROXY
LIVE OAK BANCSHARES, INC.
Annual Meeting of Shareholders
May 16, 2023 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints William C. Losch, III and Gregory W. Seward (the "Proxies"), and any substitute appointed by them, as the undersigned's attorneys and proxies, and authorizes any one or more of them to represent and vote, as designated on the reverse side of this appointment of proxy, all of the shares of voting common stock of Live Oak Bancshares, Inc. (the "Company") held of record by the undersigned on March 10, 2023, at the Annual Meeting of Shareholders of the Company to be held at the Live Oak Bancshares, Inc. Corporate Office, 1741 Tiburon Drive, Wilmington, North Carolina, at 9:00 AM, Eastern Time on May 16, 2023, and at any adjournments of the Annual Meeting.

The undersigned directs that the shares represented by this appointment of proxy be voted as indicated on the reverse side of this appointment of proxy. In the absence of any instruction, those shares may be voted "FOR" the election of each nominee named in Proposal 1 and "FOR" Proposals 2, 3 and 4. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. On any other matter properly presented for action by shareholders at the Annual Meeting and on matters incident to the conduct of the meeting, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with the Company's Corporate Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person.

Continued and to be signed on reverse side